UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Kimball International, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
1) Title of each class of securities to which transaction applies: _______________________
2) Aggregate number of securities to which transaction applies: _______________________
3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): _______________________
4) Proposed maximum aggregate value of transaction: _______________________
5) Total fee paid: _______________________
☐ Fee paid previously with preliminary materials.
☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
1) Amount Previously Paid: _______________________
2) Form, Schedule or Registration Statement No.: _______________________
3) Filing Party: _______________________
4) Date Filed: _______________________

September 11, 2020

Dear Fellow Shareholders:
We welcome you to join our virtual Annual Meeting of Shareholders on October 27, 2020, at 9:30 a.m. EDT.
In fiscal 2020, we successfully executed on our transformation plan, showing revenue growth prior to the COVID-19 impact and yielding significant cost savings. In the last four months of the fiscal year, our organization was tested by the pandemic, and I am pleased to report that Kimball International showed tremendous resilience, thanks to the dedication and determination of our leadership teams and employees. We could not be prouder of the ways in which our people banded together to support our Company, our customers and each other.

Fortunately, we have entered fiscal 2021 with the resources to withstand challenging times and build upon our strengths. Our balance sheet provides us the flexibility to manage through challenging times and to make investments to fund future growth. Our Connect 2.0 strategy, announced in early August, is designed to accelerate our ability to gain market share, and we estimate that Phase 2 of our restructuring program will result in significant cost savings for the year. Thus, we expect Kimball International to emerge from the economic downturn as an even stronger company.

We appreciate the support of our shareholders and are committed to building the value of Kimball International.

Regards,

Kristine L. Juster
CEO, Board Member

KIMBALL INTERNATIONAL, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be held October 27, 2020
To the Shareholders of Kimball International, Inc.:
You are cordially invited to attend the 2020 Annual Meeting of the Shareholders of Kimball International, Inc. (the “Annual Meeting”) to be held virtually on October 27, 2020 at 9:30 a.m., Eastern Daylight Time. You will be able to attend the Annual Meeting, vote your shares electronically and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/KBAL2020 (there is no physical location for the Annual Meeting). You will need to have your 16-digit control number that is included on your Notice of Internet Availability of Proxy Materials the (“Notice”) or on your proxy card if you received a printed copy of the materials. You will not be able to attend the meeting in person. The following matters will be addressed at the Annual Meeting:

1.	To elect two directors to the Board of Directors of our Company to serve until 2023.

2.	To approve, by an advisory (non-binding) vote, the compensation paid to our named executive officers (“Say on Pay”).

3.	To ratify the appointment of our Company’s independent registered public accounting firm, Deloitte & Touche LLP, for fiscal year 2021.

4.	To consider and transact any other business properly brought before the meeting or any adjournments thereof.
All shareholders of record at the close of business on August 24, 2020, are entitled to vote at the meeting or any adjournment thereof on the matters identified above.
On or about September 11, 2020, the Company mailed many of its shareholders a Notice. On or about the same date, the Company mailed a printed copy of its 2020 Annual Report to Shareholders, Proxy Statement and a proxy card to its remaining shareholders. On the mailing date of the Notice, all shareholders of record and street name holders will have the ability to access all of the Company’s proxy materials, including the 2020 Annual Report to Shareholders and the Proxy Statement, via the Internet at www.proxyvote.com or www.kimballinternational.com/annual-shareholder-information.
If you received a printed set of proxy materials, a proxy card has been enclosed along with a return envelope which requires no postage if mailed in the United States. If you own shares of either Class A Common Stock or Class B Common Stock, or both, you will receive one Notice, or if you have received a printed set of proxy materials, you will receive one proxy card.
We look forward to your participation at our virtual meeting.

September 11, 2020
By Order of the Board of Directors
Mark W. Johnson
Chief Legal, Governance Officer & Corporate Secretary

YOUR VOTE IS IMPORTANT!
WHETHER OR NOT YOU PLAN TO PARTICIPATE IN THE LIVE WEBCAST OF THE MEETING, WE HOPE YOU WILL VOTE AS SOON AS POSSIBLE USING ONE OF THE METHODS DESCRIBED IN THE PROXY MATERIALS. YOU MAY VOTE OVER THE INTERNET, AS WELL AS BY TELEPHONE, OR IF YOU REQUESTED TO RECEIVE PRINTED PROXY MATERIALS, BY SIGNING, DATING AND MAILING THE ACCOMPANYING PROXY CARD.

VOTING INSTRUCTIONS AND ADMITTANCE TO VIRTUAL MEETING

HOW TO VOTE YOUR SHARES:

	WHEN	WHERE
Electronically During the Meeting	October 27, 2020 9:30 a.m. Eastern Daylight Time (“EDT”)	www.virtualshareholdermeeting.com/KBAL2020
Internet
Use the Internet to transmit your voting instructions until 11:59 P.M. EDT on October 26, 2020. Have your proxy card or Notice in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.
www.proxyvote.com
Call	Use any touch-tone telephone to transmit voting instructions until 11:59 P.M. EDT on October 26, 2020. Have your proxy card or Notice in hand when you call and follow the instructions.	1-800-690-6903
Mail
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Your proxy card must be received by October 26, 2020.
Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Shareholders holding shares at the close of business on the August 24, 2020 record date may attend the virtual meeting. You will be able to attend the Annual Meeting, vote and submit your questions in advance of and real-time during the meeting via a live audio webcast by visiting www.virtualshareholdermeeting.com/KBAL2020. To participate in the meeting, you must have your sixteen-digit control number that is shown on your Notice of Internet Availability of Proxy Materials or on your proxy card if you receive the proxy materials by mail. You will not be able to attend the Annual Meeting in person.

FORWARD-LOOKING STATEMENTS
This document contains certain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These are statements made by management, using their best business judgment based upon facts known at the time of the statements or reasonable estimates, about future results, plans, or future performance and business of the Company. Such statements involve risk and uncertainty, and their ultimate validity is affected by a number of factors, both specific and general. They should not be construed as a guarantee that such results or events will, in fact, occur or be realized as actual results may differ materially from those expressed in these forward-looking statements. The statements may be identified by the use of words such as “believes,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “estimates,” “forecasts,” “seeks,” “likely,” “future,” “may,” “might,” “should,” “would,” “will,” and similar expressions. It is not possible to foresee or identify all factors that could cause actual results to differ from expected or historical results. We make no commitment to update these factors or to revise any forward-looking statements for events or circumstances occurring after the statement is issued, except as required in current and quarterly periodic reports filed with the Securities and Exchange Commission (“SEC”) or otherwise by law. These forward-looking statements are subject to risks and uncertainties including, but not limited to, the impact of changes in tariffs, successful execution of our transformation restructuring plan, adverse changes in global economic conditions, the impact of changes in the regulatory environment, the loss of key suppliers, the loss of or significant volume reductions from key contract customers, the financial stability of key customers and suppliers, the availability or cost of raw materials, components, or services, and the material adverse impacts from the outbreak of disease or public health threats, including the coronavirus known as COVID-19, and the public and governmental effort to mitigate or contain the disease and similar unforeseen events. Additional risks and uncertainties discussed in Item 1A - Risk Factors of our Annual Report on Form 10-K for the fiscal year ended June 30, 2020 could also cause our results to differ materially from those expressed in forward-looking statements. There may be other risks and uncertainties that we are unable to predict at this time or that we currently do not expect to have a material adverse effect on our business. Any such risks could cause our results to differ materially from those expressed in forward-looking statements. At any time when we make forward-looking statements, we desire to take advantage of the “safe harbor” which is afforded such statements under the Private Securities Litigation Reform Act of 1995 where factors could cause actual results to differ materially from forward-looking statements.

KIMBALL INTERNATIONAL, INC.
1600 Royal Street
Jasper, Indiana 47546
(812) 482-1600

ANNUAL MEETING OF SHAREHOLDERS
October 27, 2020

PROXY STATEMENT

This Proxy Statement and the accompanying proxy are being provided to the shareholders of record as of the close of business on August 24, 2020 of KIMBALL INTERNATIONAL, INC. (“we,” “us,” “our” or the “Company”), and are furnished in connection with the solicitation by our Board of Directors (the “Board”) of proxies to be used at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held October 27, 2020, at 9:30 a.m. EDT for the purpose of considering and acting upon the matters specified in the Notice of Annual Meeting of Shareholders accompanying this Proxy Statement. This proxy statement was first mailed to shareholders on or about September 11, 2020. Due to the public health impact of the coronavirus (COVID-19), the Annual Meeting will be a completely virtual meeting conducted via webcast. You will be able to participate in the virtual meeting online, vote your shares electronically, and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/KBAL2020

2020 Annual Meeting Information
Date	October 27, 2020
Time	9:30 a.m. EDT
Location	Webcast at www.virtualshareholdermeeting.com/KBAL2020
Record date	August 24, 2020
Corporate website	www.kimballinternational.com
Stock exchange	Nasdaq Stock Market LLC
Symbol	KBAL

Summary Information Regarding Proposals
Proposal	Board Recommendation	Support for Recommendation
1. Elect two director nominees, Susan B. Frampton and Scott M. Settersten, to our Board of Directors for three-year terms	FOR
Ms. Frampton and Mr. Settersten are both active executives and are highly-qualified, with skills and experiences in industries related to or similar to ours, strategic planning, operations, finance and other areas directly relevant to the Company’s needs. See “Information Concerning the Board of Directors and Committees–Director Qualifications” beginning on page 4 for more details on their qualifications and work experience.

2. Advisory vote on the compensation paid to our named executive officers (“Say on Pay”)	FOR
Our executive compensation program incorporates both short- and long-term equity and cash incentive programs to align our executives’ interests with those of our shareholders and to pay for performance. See “Compensation Discussion and Analysis” beginning on page 22 for more information on our compensation philosophy and programs.

3. Ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2021	FOR
The Audit Committee recommends approval based on the past experience of Deloitte & Touche LLP as the Company’s auditor since 2002 and the overall expertise of Deloitte. See page 63 for more information.

On August 24, 2020 (the “Record Date”), there were outstanding a combined total of 36,936,762 shares of Class A Common Stock and Class B Common Stock, all of which are equal in their voting rights. To reach the required quorum, a majority of outstanding shares of Common Stock must be present or represented at the meeting by proxy or virtually. Withholding authority, abstentions and “broker non-votes” will be counted as present for purposes of determining the presence or absence of a quorum for the transaction of business.
Additional Information for Proposal No. 1 - Election of Directors. If a quorum of shareholders is present at the Annual Meeting, the director nominees will be elected by a plurality of the votes cast by the shares entitled to vote in the election at the meeting (i.e., the nominees receiving the highest number of votes cast in each category will be elected). The election of directors will not be affected if you choose not to vote your shares or if you withhold authority to vote your shares, and will not be affected by broker non-votes. Our Board maintains a policy in our Corporate Governance Principles that requires a director to promptly tender his or her resignation to the Board in any uncontested election of an individual director or a class of directors if more votes are cast “withheld” than “for” a director’s election. If such an event occurs, the Compensation and Governance Committee will then proceed to review relevant factors to determine whether the resignation should be accepted. See also “Proposal No. 1 - Election of Directors” on page 3 and “Information Concerning the Board of Directors and Committee” beginning on page 4.
Additional Information for Proposal No. 2 - Advisory Vote on the Compensation Paid to Our Named Executive Officers. Refer to the Compensation Discussion and Analysis (“CD&A”) beginning on page 22 and the related compensation tables and narratives for additional information on our performance-based, incentive-focused compensation philosophy and the overall compensation received by each of our named executive officers (“NEOs”). All shareholders are entitled to vote on this proposal to approve the compensation paid to our NEOs. To be approved, more shares must be voted “FOR” the compensation paid to our NEOs than “AGAINST.” Neither abstentions nor broker non-votes will affect the outcome of this proposal. As an advisory vote, the results of this proposal will not be binding on us, the Board, or the Compensation and Governance Committee. However, your opinion is important to us, and the Compensation and Governance Committee, which is responsible for designing and administering our executive compensation program, will consider the outcome of this vote when making future compensation decisions for our NEOs. See also page 21.
Additional Information for Proposal No. 3 - Ratification of the Appointment of our Independent Registered Public Accounting Firm. The appointment of our independent registered public accounting firm will be ratified and approved if more shares of Common Stock are voted “FOR” the proposal than “AGAINST.” Neither abstentions nor broker non-votes will affect the outcome of this proposal, although no broker non-votes are expected on this proposal, which is considered a routine matter under applicable rules. See also page 63.

PROPOSAL NO. 1 - ELECTION OF DIRECTORS

DIRECTOR NOMINEES
Susan B. Frampton	Chair, Compensation and Governance Committee, Board member since 2016
Scott M. Settersten	Member of Audit Committee, Board member since 2020
At the Annual Meeting, our shareholders are entitled to elect two (2) directors, each of whom is currently serving as a Class III director and whose term expires at the Annual Meeting. Upon the recommendation of the Compensation and Governance Committee, the Board has nominated Susan B. Frampton and Scott M. Settersten for election as directors. Each will serve a three-year term, until the 2023 Annual Meeting of Shareholders or until his or her successor is elected and has qualified, or until his or her earlier death, resignation, disqualification, disability, or lawful removal.
Each nominee is currently serving as a director of our Company. Ms. Frampton currently serves as the Chair of the Compensation and Governance Committee, while Mr. Settersten is a member of the Audit Committee. Individual qualifications and skills of our nominees that led the Board to the conclusion that each should continue to serve as a director are further described below, along with the qualifications and skills of our five other directors who will be continuing in office.
Each nominee has consented to being named in this proxy statement and has agreed to serve if elected. If for any reason a nominee should become unable or unwilling to serve, the proxies will be voted to fill any vacancy so arising in accordance with the discretionary authority of the persons named in the accompanying proxy. The Board has no reason to believe that either of the nominees will be unable to serve.
If you are a beneficial owner of your shares (i.e., you hold them through a bank, broker or other holder of record), you must instruct the holder of record how to vote your shares for your vote to be counted on Proposal No. 1. See “General Information Regarding the Proxy and Your Voting Rights” beginning on page 66.
The Board of Directors recommends a vote “FOR” the election of each of the director nominees.

INFORMATION CONCERNING DIRECTORS CONTINUING IN OFFICE AND COMMITTEES

GENERAL INFORMATION ABOUT THE BOARD
Total Members	Seven
Average Tenure	5.6 years
Gender breakdown	3 Female/4 Male
Chair of the Board	Kimberly K. Ryan
Audit Committee Chair	Patrick E. Connolly
Compensation and Governance Committee Chair	Susan B. Frampton
Sitting Executives	5 of 7
Independent Directors	6 of 7
Age range	53-62
The Board of Directors of our Company is currently comprised of eight directors. Our Restated By-laws (the “By-laws”) provide that the authorized number of directors shall be between seven and nine directors, as determined from time to time by resolution of the Board. Geoffrey L. Stringer will be retiring from the Board when his current term expires at the 2020 Annual Meeting. The Board thanks Mr. Stringer for his 17 years of distinguished service to the Company. Upon his retirement, the size of our Board will be reduced to seven directors.
Pursuant to our By-laws and the Indiana Business Corporation Law, our Board is divided into three classes, as nearly equal in number of directors as possible. Directors in each class serve three-year staggered terms upon election, expiring at the Annual Meeting as follows:

Class	Term Expires
Class I	2021
Class II	2022
Class III	2020
Amendments to the Indiana Business Corporation Law in 2009 made this classified board structure statutorily required for certain Indiana corporations, including the Company. The Indiana Business Corporation Law currently provides no mechanism for the Company to opt out of the requirement to maintain a classified board structure. If a director is appointed by the Board to fill a vacancy or joins a class mid-term, the director serves until the end of the current term of the class in which he or she is appointed, and then would be up for election at the same time his or her class is up for election. Effective July 1, 2020, Scott M. Settersten was appointed to the Board and, along with Susan B. Frampton, is nominated for election to the Board at the Annual Meeting.
Each of our directors is highly qualified to serve, contributing a combination of skills, core competencies, qualifications, experiences and education that continue to guide the Company’s executive management team to build success and increase shareholder value. Each director holds or has held executive-level positions in successful large public or privately-held companies within a range of industries and markets. In these roles, they have developed expertise in a wide variety of business and operational areas that benefit our Company, as they bring this wealth of knowledge, experiences and ideas to their director roles. While the tenure of longer-term directors brings intimate knowledge of the Company’s operations and history, shorter-term directors bring a fresh perspective that generates renewal and different ideas and opportunities. In 2020, the Board was refreshed, adding additional strength of experience, skill and knowledge in finance and evolving sectors such as e-commerce.

The following table lists our Board members who will be continuing in office, including the two directors for election at the Annual Meeting. The information provided about each director includes a summary of the skills, experiences and qualifications they contribute to the Board and the Company, including the names of other publicly-held companies of which he or she currently serves (or during the past five years has served) as a director. There is no family relationship between any of our directors or executive officers.

Name	Information	Director Since
Susan B. Frampton Member: Class III Chair, Compensation and Governance Committee Age: 62

Employment: President, Planetree International, Inc. (“Planetree”), a non-profit advocacy, consulting and membership organization focused on advising healthcare organizations on cultural transformation and person-centered care, 2000-present. Other leadership positions: Member, National Quality Forum’s Board of Directors; Member, Technical Expert Panel for the Veteran’s Health Administration Same-Day Service Initiative, Member, Executive Forum for Advanced Payment Models Learning Action Network; participated on The Joint Commission’s Expert Advisory Panel on culturally competent patient-centered care standards, Chaired the Institute of Medicine’s Scientific Advisory Council on Patient and Family Engagement, and participated on the World Health Organization’s expert panel of patient-centered care models; Member, editorial board, Journal of Compassionate Healthcare; leadership roles at several well-known medical facilities in Connecticut and Massachusetts prior to joining Planetree.

Skills, experience and qualifications: proven leadership and executive experience; deep knowledge of the healthcare industry and market for patient care environment products; international business experience; thought-leader and driver of change and innovation; strategic planning; and organizational governance.

Dr. Frampton provides a unique perspective on our Board, with deep knowledge of the healthcare industry, a growth market for the Company. She demonstrates strong leadership acumen and is an internationally recognized thought leader in healthcare environments for patient care and healthcare consumer trends.
2016

Scott M. Settersten Member: Class III Audit Committee Age: 59

Employment: Chief Financial Officer, Treasurer and Assistant Secretary of Ulta Beauty, Inc., the largest beauty retailer in the United States with a rapidly growing e-commerce platform and the premier destination for cosmetics, fragrance, skin care products, hair care products and salon services, 2013 - present; various other senior accounting and finance positions, Ulta Beauty, 2005 - 2012; various senior manager roles in the audit, assurance and risk management practices, including a two-year international rotation, PricewaterhouseCoopers 1990 - 2005.

Skills, experience and qualifications: Senior financial leader of publicly-held, best in class omni-channel specialty retailer; expert in financial accounting, reporting, risk management and controls, and both a certified public accountant and certified management accountant; specific financial expertise in capital markets, investor relations, M&A and investment decision support, significant knowledge and experience leading and supporting key business functional areas including strategy, operations, digital platforms, real estate, supply chain and IT infrastructure including Cyber security.
2020

Name	Information	Director Since
Timothy J. Jahnke Member: Class I Audit Committee Age: 60 Other notable board service: Wahl Clipper Corporation

Employment: Chairman of the Board, Elkay Manufacturing Company (“Elkay”), retired as President and Chief Executive Officer in 2019. Elkay manufactures sinks, water coolers, faucets, drinking fountains and bottle fillers, among other items, 2007-present; Member, Board of Directors of Elkay, 2009-present; various senior management positions, Newell Rubbermaid Corporation, 1986-2007.

Skills, experience and qualifications: senior leadership, including as a CEO and in manufacturing operations; strategic planning and growth, both organically and by acquisition; senior human resources experience, including strong executive compensation background; knowledge of and experience in related markets including housing, remodeling and hospitality; international operations and market entry.

Mr. Jahnke’s deep business experience includes leading organizations in both growth and turnaround situations, strategic planning, new product development, international business expansion, acquisition activity, and a role as a senior-level human resources executive. His skills and experiences bring significant value to the Company as a member of our Audit Committee and as he takes on special projects to guide and advise the executive management team, particularly in the areas of compensation and acquisitions.
2014

Kristine L. Juster Member: Class I Chief Executive Officer Age: 57 Other public company board service: Board and Nominating/Corporate Governance and Compensation Committees of Trex Company, Inc.

Employment: Chief Executive Officer, Kimball International, November 2018-present; Newell Brands (“Newell”),1995-April 2018 (retired); President, Global Writing Segment, 2014-April 2018; President, Baby and Parent Segment, 2011-2014; led other successively larger business segments since 1995, when Newell acquired a company she co-founded. Newell is a leading global consumer goods and commercial products company.

Skills, experience and qualifications: global senior-level management of a public company; team building and talent development; sales growth via innovative product development initiatives, customer partnerships and direct retail; e-commerce route to market development and marketing; international sales/marketing experience in developed and emerging markets; direct responsibility for strategic planning and growth, both organic and by acquisition; international market entry and sales growth; entrepreneur.

Ms. Juster’s proven expertise in building strategic growth businesses, along with her entrepreneurial mindset and customer-centric perspective, enable her to provide valuable insights and contributions in strategic planning and operations for the Company and make her a valuable member of the Board.
2016

Name	Information	Director Since
Thomas J. Tischhauser Member: Class I Compensation and Governance Committee Age: 62

Employment: Principal of Wynstone Partners, an executive coaching service provider for Fortune 100, private equity and family-owned companies, 2007-present; Vice President, Continental Automotive Systems, 2006-2007; Corporate Vice President, and various management positions, including in engineering, product management, quality, and corporate strategy at Motorola, Inc., 1983-2006.

Skills, experience and qualifications: strong talent and leadership development skills; multinational corporate business experience; exposure to a broad range of corporate cultures and practices; strategic business planning and implementation; knowledge of relevant markets and the furniture manufacturing business; corporate governance expertise, with experience as Lead Independent Director and has served on both standing committees with the Company; knowledge and experience with manufacturing operations, engineering, product life cycle and quality management systems. Mr. Tischhauser has also received certification as a board fellow by the NACD.

Mr. Tischhauser’s broad-based business experience provides a unique perspective to the Board and executive leadership as he offers insight in domestic and international business operations as well as talent development. With years of experience on boards, he provides essential insight for corporate governance and investor relations activities as well.
2008

Patrick E. Connolly Member: Class II Chair, Audit Committee Age: 61

Employment: Retired in 2020 as the President and Chief Executive Officer, Follett Corporation, which serves the full spectrum of education from Pre-K to college campuses, providing education technology, services and print and digital content to enable education, January 2018-present. Sodexo, S.A. (“Sodexo”), Global CEO, Schools and Universities, 2015-December 2017; Chief Operating Officer of Sodexo North America, and President of Sodexo Health Care from 2007 to 2015. Sodexo provides quality of life services, including dining and meal services, vending and convenience services, integrated facilities management services, and healthier workforce initiatives. He also has served on several non-profit and industry association boards of directors.

Skills, experience and qualifications: strategic planning and growth experience, both organic and by acquisition; organizational transformation; significant healthcare and education industry knowledge and experience; international operations experience; and a global track record of improving diversity, driving innovation and growing revenue.

Mr. Connolly brings to our Company deep knowledge of and professional experience in the healthcare and education industries from his years at Sodexo and Follett Corporation, along with a strategic and innovative mindset, honed from leading organizational transformation, growth and market expansions during his career.
2014

Name	Information	Director Since
Kimberly K. Ryan Chair of the Board Member: Class II Audit Committee Age: 53

Employment: Senior Vice President of Hillenbrand, Inc., an industrial company engaged in making and selling diversified industrial process equipment and systems and funeral services products, 2011-present; President of Coperion, GmbH., a wholly-owned subsidiary of Hillenbrand, Inc., 2015-present; President, Batesville Casket Company, 2011-2015; Senior Vice President of Hill-Rom Holdings, Inc., 2005-2011; Group Vice President, Post Acute Care of Hill-Rom Holdings, Inc., 2005-2011, including during a spin-off of the Hillenbrand entities; Senior Vice President, Hillenbrand Industries, 2003-2008; various senior management positions within Hillenbrand Industries and its subsidiaries from 1989 to 2005.

Skills, experience and qualifications: international manufacturing, operations and procurement experience, including wood products; knowledge and experience in business-to-business product sales and services for a variety of global industries; proven leadership in the areas of finance, operations, logistics, information technology, costing and marketing; strategic planning and growth experience, both organic and by acquisition; and financial experience, including a degree in accounting.

Ms. Ryan’s broad-based business and manufacturing operations experience and senior leadership positions within a publicly traded company make her well-qualified to be a member of our Board, as she brings to the Board front-line business experience in leadership, strategic planning, operations, growth and public company concerns.
2014

Director Independence
Our Board determines the independence of our directors by applying the rules, regulations and listing standards of The Nasdaq Stock Market LLC (“Nasdaq”) and the SEC. The applicable rules, regulations and listing standards of Nasdaq provide that a director is independent only if the Board affirmatively determines that the director does not have a relationship with the Company that would interfere with the exercise of his or her independent judgment in carrying out the responsibilities of a director. They also specify certain relationships that preclude a determination of director independence, including certain business, professional and personal relationships.
Our Board annually reviews the independence of our directors according to these standards, taking into account all relevant facts and circumstances. In its most recent review of information collected from our directors, the Board determined that all members of our Board other than Kristine L. Juster, our CEO, are “independent directors” under the Nasdaq standards and the SEC’s rules. The Board has determined that such independent directors have no relationship with the Company that would interfere with the exercise of their independent judgment in carrying out the responsibilities of a director. In addition, not one of our directors is a party to any agreement or arrangement that would require disclosure pursuant to Nasdaq Rule 5250(b)(3).
Meeting Attendance
The independent directors meet in regularly scheduled executive sessions generally held after the scheduled committee and Board meetings and at other times as they deem appropriate. We expect our directors to attend all Board meetings, committee meetings, and the Annual Meeting of Shareholders. During fiscal year 2020, the Board met thirteen times and each director attended 100% of the meetings of the Board. All Compensation and Governance Committee members attended all twelve Compensation and Governance Committee meetings. All Audit Committee members attended all seven Audit Committee meetings. All directors who were members of the Board during fiscal year 2020 attended the Annual Meeting of Shareholders held on October 22, 2019.
Board Structure
The positions of Chair of the Board and CEO are currently held by different persons. In 2018, the Board determined that the positions should be separated to enable the new CEO to focus on the management and operations of the Company. The Board believes that this separation has served the Company well since 2018. The Board will continue to regularly review our leadership structure and may make changes in the future as it deems appropriate and in the best interest of the Company.

We do not currently have a Lead Independent Director. Ms. Ryan serves as the independent non-executive Chair of the Board. The Board may choose at any time in the future to appoint an independent member of the Board to serve as Lead Independent Director, in accordance with our Corporate Governance Principles and By-laws, and will do so if the Chair of the Board should cease to be an independent director.
Board Committees
Our Board currently has two standing committees: the Audit Committee and the Compensation and Governance Committee.
The Audit Committee
In fiscal year 2020, the Audit Committee consisted of three members of the Board: Patrick E. Connolly (Chair), Timothy J. Jahnke, and Kimberly K. Ryan. Scott M. Settersten was appointed to the Board effective July 1, 2020 and joined the Audit Committee. The Board has determined that all members of the Audit Committee meet the Nasdaq and SEC requirements with respect to independence, and that each is also an “audit committee financial expert” as defined by the rules of the SEC. None of the Audit Committee members have been or are salaried employees of the Company.
Responsibilities. The Audit Committee operates under, and has the responsibilities set forth in, a written charter approved by the Board. The Charter is reviewed and reassessed annually, or more frequently as circumstances dictate, by the Audit Committee. The Audit Committee modifies the written charter as needed to comply with all regulatory requirements as or before they become effective. A copy of the Audit Committee Charter is available on our website at www.kimballinternational.com/corporate-governance.
The Audit Committee is responsible for appointing the independent registered public accounting firm to audit our books and records, overseeing the work of the accounting firm and approving the associated services and fees and ensuring their independence. The Audit Committee is also responsible for overseeing our risk and compliance practices, financial reporting practices and internal controls. Further, it reviews our financial reporting and meets regularly with management and the independent registered public accounting firm regarding audit planning, audit results and other matters within its scope. In addition, the Audit Committee oversees cybersecurity and data protection activities to ensure that the Company is actively and appropriately protecting its own data as well as that of its employees, customers and suppliers and that it is meeting data protection compliance requirements.
The Compensation and Governance Committee
In fiscal year 2020, the Compensation and Governance Committee consisted of three members of the Board: Susan B. Frampton (Chair), Geoffrey L. Stringer and Thomas J. Tischhauser. Each member of our Compensation and Governance Committee is “independent” as such term is defined for compensation committee members in the listing standards of Nasdaq, each is a “Non-Employee Director” as defined in Rule 16b-3 under the Exchange Act, and each is an “Outside Director” as defined by the regulations under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”).

Interlocks and Insider Participation. None of the Compensation and Governance Committee members have ever been employed as an officer or employee of our Company or any of our subsidiaries, and none of the Compensation and Governance Committee members during fiscal year 2020 were involved in a relationship requiring disclosure as an interlocking executive officer/director or under Item 404 of Regulation S-K.
Responsibilities. The Compensation and Governance Committee’s responsibilities consist of making all determinations with respect to the compensation of the CEO, reviewing and approving the compensation of all other executive officers in consultation with the CEO, reviewing and approving our annual contribution to our defined contribution retirement plan, and approving targets, certifications of target achievements, and authorization of payments under our stock and cash incentive plans. See “Compensation Discussion and Analysis—Compensation Philosophy” and “Executive Compensation Process” beginning on page 23 for a description of the role of executive officers and compensation consultants in setting compensation for our executive officers.
The Compensation and Governance Committee’s responsibilities also include advising the Board on matters of corporate governance, evaluating and adjusting director fees, reviewing any resignations of incumbent directors who fail to receive a majority of votes cast in any uncontested election, overseeing evaluations of our Board and individual directors, reviewing related person transactions for conflicts of interest, and evaluating succession planning needs. The Compensation and Governance Committee is also responsible for nominating the Chair of the Board and the Lead Independent Director, when applicable, for election by the Board. A more complete listing of the responsibilities of the Compensation and Governance Committee is available in the Compensation and Governance Committee Charter on our website at www.kimballinternational.com/corporate-governance.
Nominations of Director Candidates. The Compensation and Governance Committee has the additional responsibility to nominate persons for director positions and for election at the Annual Meeting. In order to nominate appropriate non-incumbent director candidates when an opening on the Board is anticipated or occurs, the committee identifies, or may work with a third-party firm that specializes in identifying potential nominees for director based on specified objectives for the composition of the Board. The committee takes into account the need for broad and complementary experience and expertise as well as particular knowledge, skill sets, experiences and qualifications identified as needed or desirable for our Board.
Nominees, whether recommended by the Compensation and Governance Committee or a shareholder, will first be evaluated on the basis of established Board member criteria, including, but not limited to: integrity; practicality and good judgment; willingness to think independently; diverse business experience and expertise, particularly in areas where the Board has identified specific expertise needs of the Company; commitment to our Guiding Principles; and willingness to devote adequate time to Board duties and to serve over a period of time sufficient to understand our history, markets and business operations. Evaluation of qualifications, work history and experience, skill sets and the fit of the candidate within the overall make-up of the Board are also essential to determining whether the candidate is an appropriate nominee. In accordance with the Company’s Corporate Governance Principles, the Compensation and Governance Committee and the full Board consider diversity of gender, race, national origin, education, and professional experience, which would indicate a candidate’s ability to bring a varied set of skills and backgrounds to bear on the complicated issues that come before the Board.
The Compensation and Governance Committee also will consider candidates recommended by shareholders. A shareholder who wishes to recommend a director candidate for consideration by the Compensation and Governance Committee should send such recommendation to the Secretary of the Company at 1600 Royal Street, Jasper, Indiana 47546, who will forward it to the Compensation and Governance Committee. Any such recommendation should include a description of the candidate’s qualifications for Board service, the candidate’s written consent to be considered for nomination and to serve if nominated and elected, and addresses and telephone numbers for contacting the shareholder and the candidate for more information. These requirements are fully stated in the Company’s By-laws, a copy of which is on file with the SEC. A shareholder who wishes to nominate an individual as a director candidate at the Annual Meeting of Shareholders, rather than recommend the individual to the

Compensation and Governance Committee as a nominee, must comply with the advance notice requirements mandated by our By-laws and further explained in this Proxy Statement under “Future Shareholder Proposals.”
Board Assessment Process. The Compensation and Governance Committee supervises a review and evaluation process to increase the effectiveness of the Board. In fiscal year 2020, the Compensation and Governance Committee oversaw evaluations of the Board, each standing committee and each director, including peer assessments of each individual director. Information regarding each Board member’s key skills and qualifications are captured in a skills matrix that lists needed or desired skills, experience and qualifications. This skills matrix and evaluation process are used to develop a plan for each director to facilitate his or her continuing education, for succession planning and to identify gaps in needed skills and experience. The Compensation and Governance Committee also led a robust search for a new independent director that resulted in the appointment of Mr. Settersten.
Risk Management
The Board has an active role as a whole, and also at the committee level, in overseeing management of our risks and assisting management in balancing these risks with our strategic plans. The Board approaches our risk management process in an intelligent manner based upon the fundamental recognition that risk management in any business enterprise requires an appropriate balance of two distinct aspects of risk:

•	Value Preservation — recognizing and mitigating the risk of potential for loss or harm to any element of our business.

•	Value Creation — embracing the risks inherent in any business endeavor in order to reap the rewards of growth and profitability.
The Board has identified distinct risk categories, recognizing there is overlap of risks within each, and has assigned oversight responsibilities as follows:

Risk	Oversight Responsibility
Financial and Operating	Board
Strategic Planning	Board
Reporting and Compliance	Audit Committee
Cybersecurity	Audit Committee
Governance and Independence	Compensation and Governance Committee
Compensation	Compensation and Governance Committee
While the Audit Committee and the Compensation and Governance Committee are each responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about such risks. Regular discussion and analysis occur at both committee and Board meetings regarding risks and the associated impact or potential impact on our business operations, strategic plans and growth strategies.

SHARE OWNERSHIP INFORMATION
Under the regulations of the SEC, persons who have power to vote or invest in or dispose of shares of our Common Stock, either alone or jointly with others, are deemed to be beneficial holders of such shares.
Set forth in the following table are the beneficial holdings, as of August 24, 2020, of our Common Stock on the basis described above for: (i) each person known to our Company who may be deemed to beneficially own more than 5% of our Common Stock; (ii) each current director; (iii) each NEO as listed in the Summary Compensation Table appearing later in this Proxy Statement; and (iv) all current directors and executive officers as a group. The total number of shares of our Common Stock beneficially owned by all executive officers and directors as a group is 812,936 shares (2.2% of the outstanding shares of Common Stock), as of the date noted above.

Name	Shares Beneficially Owned(a)(b)		Percent of Total Shares
BlackRock, Inc. (c)	2,897,631		7.8%
55 East 52nd Street
New York, NY 10055
Renaissance Technologies Holdings Corporation and Renaissance Technologies LLC (d)	2,490,095		6.7%
800 Third Avenue
New York, NY 10022
Vanguard Group, Inc. (e)	1,917,312		5.2%
100 Vanguard Blvd.
Malvern, PA 19355
Dimensional Fund Advisors LP (f)	1,997,667		5.4%
Building One
6300 Bee Cave Road
Austin, Texas 78746
Directors and Named Executive Officers:
Kristine L. Juster	89,951		(h)
Geoffrey L. Stringer	75,562		(h)
Thomas J. Tischhauser	61,340		(h)
Patrick E. Connolly	44,510		(h)
Timothy J. Jahnke	44,666		(h)
Kimberly K. Ryan	35,126		(h)
Susan B. Frampton	27,194		(h)
Scott M. Settersten	1,657		(h)
Michelle R. Schroeder	110,146		(h)
Mark W. Johnson	20,535	(g)	(h)
Kourtney L. Smith	70,017		(h)
Lonnie P. Nicholson	105,706	(g)	(h)
All current executive officers and directors as a group (17 persons)	812,936		2.2%
_____________

(a)	Based upon information obtained from the executive officers, directors, and beneficial owners (according to the definition of “beneficial ownership” under the regulations of the SEC).

(b)
The individuals listed are deemed to have sole voting and investment power over the shares owned by their respective spouses living in their household. Beneficial ownership is disclaimed as to all shares over which the named person does not have full beneficial rights.

(c)
This information is derived from the Schedule 13G/A filed by such shareholder with the SEC on February 5, 2020, indicating beneficial ownership as of December 31, 2019, as updated by the Forms 13F-HR filed by such shareholder and its affiliates with the SEC on August 14, 2020, and information provided to us by The Nasdaq Stock Market LLC, indicating beneficial ownership as of June 30, 2020. BlackRock, Inc. reports that it is a parent holding company or control person and has the sole power to vote or direct the vote of 2,814,016 shares and sole power to dispose or direct the disposition of 2,897,631 shares, but also notes that various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, our shares and that no one person’s interest in our shares is more than 5% of the total outstanding shares of our Company. BlackRock, Inc. reports that the following of its subsidiaries acquired the shares: BlackRock Institutional Trust Company, National Association, BlackRock Investment Management, LLC, BlackRock (Netherlands) B.V., BlackRock Asset Management Canada Limited, BlackRock Financial Management, Inc., BlackRock Japan Co. Ltd., BlackRock Asset Management Ireland Limited, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Schweiz AG, BlackRock Advisors, LLC, BlackRock (Luxembourg) S.A. and BlackRock Fund Advisors.

(d)
This information is derived from the Schedule 13G/A filed by such shareholders with the SEC on February 13, 2020, indicating beneficial ownership as of December 31, 2019, as updated by the Form 13F-HR filed by such shareholders with the SEC on August 13, 2020, indicating beneficial ownership as of June 30, 2020. The shareholders report that they are investment advisors registered under the Investment Advisors Act of 1940 and they each have the sole power to vote or direct the vote of 2,465,532 shares and the sole power to dispose or direct the disposition of 2,490,095 shares, but also note that certain funds and accounts managed by Renaissance Technologies LLC have the right to receive dividends and proceeds from the sale of our shares.

(e)
This information is derived from the Schedule 13G/A filed by such shareholder with the SEC on February 12, 2020, indicating beneficial ownership as of December 31, 2019, as updated by the Form 13F-HR filed by such shareholder with the SEC on August 14, 2020, indicating beneficial ownership as of June 30, 2020. The shareholder reports that it is an investment advisor registered under the Investment Advisors Act of 1940 and has the sole power to vote or direct the vote of -0- shares, shared power to vote or direct the vote of 38,791 shares, the sole power to dispose or direct the disposition of 1,851,176 shares, and shared power to dispose or direct the disposition of 66,136 shares. Vanguard Group, Inc. reports that the following of its subsidiaries acquired certain of the shares: Vanguard Fiduciary Trust Company, Vanguard Investments Australia, Ltd and Vanguard Global Advisors LLC.

(f)
This information is derived from the Schedule 13G/A filed by such shareholder with the SEC on February 12, 2020, indicating beneficial ownership as of December 31, 2019, as updated by the Form 13F-HR filed by such shareholder with the SEC on August 13, 2020, indicating beneficial ownership as of June 30, 2020. The shareholder reports that it has the sole power to vote or direct the vote of 1,903,035 shares and the sole power to dispose or direct the disposition of 1,997,667 shares but also notes that it is an investment advisor registered under the Investment Advisors Act of 1940 and furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an advisor or sub-advisor to certain Funds. In its role as investment advisor, sub-advisor and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) possess voting and/or investment power over our securities that are owned by the Funds, and may be deemed to be the beneficial owner of our shares held by the

Funds. However, all of our shares are owned by the Funds. Dimensional disclaims beneficial ownership of such securities.

(g)
Includes 16,850 shares held by a foundation over which Mr. Nicholson and Mr. Johnson have shared voting and investment power. Beneficial ownership for Mr. Nicholson and Mr. Johnson are disclaimed as to such shares and as to all other shares over which they do not have full beneficial rights.

(h)	Totals are under one percent of the 36,973,309 shares of Common Stock outstanding as of August 24, 2020.

SHAREHOLDER AND INVESTOR ENGAGEMENT
Our relationship with shareholders and investors is an important part of our Company’s success. The Board and management believe they best execute their duties when they proactively listen to, seek to understand and consider the opinions of our shareholders and investors. We engage with our shareholders, investors and the broader corporate governance community throughout the year using a process that is management-led with oversight by the Board. Our engagement process is designed to inform and educate our constituents, provide perspective on Company policies and practices, and seek shareholder and investor input. We actively solicit feedback during our engagement activities and incorporate that feedback as appropriate. We are pleased to have shareholders and investors that are engaged and interested in our performance and progress.
We engage a wide range of constituents, including:

Institutional investors	Industry thought leaders
Retail investors	Proxy advisory firms
ESG specialty firms
We use multiple methods and avenues to engage our constituents. During fiscal year 2020, we held quarterly earnings calls, engaged in investor conferences, held in-person and virtual meetings, and participated in a host of corporate governance organizations, industry trade associations and local community groups.
Our interactions cover a wide range of ESG and business topics, including:

Board composition and structure	Company performance and execution
Business strategy	Sustainability
Diversity	Company culture
Our Board receives regular updates on these discussions and our progress on our strategic goals. The Board evaluates our strategic plans and activities based on the feedback from these discussions to make sure our shareholders’ interests are taken into consideration.
CORPORATE GOVERNANCE
Our Corporate Governance Principles, the charters of each of the Board committees, and our Business Ethics Policy, all of which were reviewed and updated as necessary by the Board in fiscal year 2020, are available on our website at www.kimballinternational.com/corporate-governance. Our Company and our Board are focused on engaging in good governance practices that support the success of the business of the Company.

Governance Highlights
The following are some practices or policies we have or engage in as good governance practices:

CORPORATE GOVERNANCE HIGHLIGHTS
• Maintain separate CEO and Chair roles, with an independent director appointed as Chair	•Improving board diversity - more than 1/3 of our directors are female
• Increased stock ownership requirements for directors in FY 2019, and have robust stock ownership requirements for both directors and executives	•Director resignation policy - director must submit his or her resignation if majority support is not received in uncontested elections
•Regular Board, committee and individual director evaluations	•Board and committee hiring of outside advisors independent of management
•Limits on director “overboarding”	•Equal voting rights of all classes of stock
•Robust new director orientation program	•Regular executive sessions held by independent directors
•“Double trigger” change in control provisions in executive equity award agreements	•All Audit Committee members meet the “audit committee financial expert” requirements
•Director independence - six of seven directors are independent	•Say on Pay vote is now held annually (previously was held every three years)
•Long-term focus throughout Company history on environment, sustainability, governance and citizenship initiatives as part of our strategy	•Periodic review and adjustment of By-laws, Corporate Governance Principles, committee charters, and Business Ethics Policy
•Clawback provisions contained in performance-based incentive compensation programs	•Stock repurchase plan to avoid dilution due to equity compensation
•10b5-1 stock trading program for executives when stock trading window is closed	•Board participation in CEO and senior executive succession planning

WE DO NOT HAVE OR ENGAGE IN THE FOLLOWING PRACTICES:
•Reprice options	•Maintain a poison pill
•Provide excessive executive perquisites such as country club memberships, company cars or estate planning services	•Permit officers or directors to hedge or pledge their Company stock (see below for more details)
•Provide tax gross-ups upon a termination of employment or change in control, pensions, post-employment healthcare or retirement benefits for our NEOs	•Have an exclusive venue or forum provision in our By-laws
As stated in our Corporate Governance Principles, when a director’s professional position changes, the Compensation and Governance Committee will evaluate and determine the continued appropriateness of the director’s membership on the Board. In fiscal year 2020, Mr. Connolly retired as CEO of Follett Corporation and Mr. Jahnke retired as President and CEO of Elkay Manufacturing Company. Mr. Jahnke accepted a role as Chairman of Elkay’s Board of Directors. Messrs. Connolly and Jahnke both have long and distinguished careers serving as chief executives and in senior positions in domestic and international businesses. Each director brings significant expertise and diverse experiences that strengthen the Board’s oversight capabilities. Their knowledge, experience and skills provide the Board and management with valuable insight and perspectives that complement the other directors. The Compensation and Governance Committee evaluated the professional changes of both directors and determined it was appropriate and beneficial to the Board and in the best interests of the Company for their terms to continue.

Hedging and Pledging Policy
Our Corporate Governance Principles contain the Company’s policy on hedging and pledging of shares. Our policy applies to our directors and all of our executive officers. Under the policy, such individuals are not permitted to engage in the following transactions:

•	Trading in Company stock on a short-term basis, as all stock must be held for at least six months;

•	Engaging in short sales;

•	Margin-trading, buying or selling puts or calls;

•	Pledging Company stock as collateral in transactions or otherwise to secure debts; or

•	Engaging in hedging or monetization transactions, such as collaring or forward sale contracts.

Environmental, Social and Governance (“ESG”) Activities
Throughout our Company history, we have embraced the importance of ESG and our responsibilities to the environment, our employees, communities and investors. The Company has pioneered sustainability efforts since its early days as a manufacturer. As far back as1950, the Company burned wood scraps and saw dust from its manufacturing operations to produce fuel for its facilities - a sustainability practice it still employs in some facilities today. The Company is dedicated to continued excellence, leadership and stewardship in protecting the environment, the health and safety of our employees and the members of the communities in which we work and live. Protection of our employees’ health and safety, smart use of resources, compliance with safety and environmental laws, and making the right choices to protect the interests of our shareholders continue to be fundamental principles for us.
The Company opened its Corporate Recycling Center (“CRC”) in 2002 which diverts 5-6 million pounds of waste material from landfills every year. The CRC supports multiple Company facilities and provides a central location for consolidating recyclable materials for re-sale and transport. The CRC recycles over 65 different waste materials. Among the materials recycled are steel, aluminum, glass, fabrics, printer cartridges, electronic equipment, and several types of plastic, wood and cardboard. The sustainability and continuous improvement projects have reduced the overall waste generated at Company facilities. The Company also maintains a centralized Environmental Management System for all of our manufacturing locations. Nearly all of our manufacturing locations have achieved third party ISO 14001 registration, the global standard for environmental protection and commitment to continuous improvement.
In response to the unprecedented COVID-19 crisis, the Company took swift and decisive action to focus on supporting our employees, our customers and the communities we serve. At the onset of COVID-19, the Company established a dedicated taskforce to focus on the safety and well-being of our employees. The taskforce quickly implemented enhanced workplace sanitization measures and updated emergency response protocols at our facilities. The Company re-designed, re-configured and retrofit workspaces in its professional and manufacturing facilities to ensure social distancing and to accommodate required personal protective equipment. The Company also implemented remote working protocols for its professional staff, including providing additional equipment and supplies as needed.
The COVID-19 crisis imposed unique hardships on employees, particularly while many states implemented shelter in place or stay at home orders. The Company supported our employees during these difficult times by temporarily adjusting its attendance and voluntary leave policies as well as giving manufacturing employees additional paid time off. We also implemented our Special Care Program and established a dedicated employee fund to care for our employees who were at higher risk of getting sick from COVID-19 or experiencing unique hardship.
The Company quickly mobilized to also support its customers and the communities we serve. We launched a family of health crisis solutions and Quickship for Care products. This dedicated assortment of products was designed to meet critical needs in health care administration, triage and acute care. Our products addressed a wide range of needs ranging from mobile medical care facilities to temporary health care operations. The Company also made temporary adjustments to our business operations to prioritize critically needed healthcare industry products.
The Company and our dedicated employees also rose to the challenge to provide our communities with personal protective equipment and other items to combat the pandemic. Our skilled employees were able to quickly modify and adjust our equipment to manufacture some of the most urgently needed products to fight the crisis. Our employees provided the following to over 15 communities internationally:

•	Over 10,000 sewn face masks

•	Over 16,000 manufactured face shields

•	Over 750 meals served to medical professionals

•	Over 350 furniture pieces donated to hospitals

•	15 healthcare hero care-boxes distributed
The Company’s heritage is built on a culture of caring that is ingrained in everything we do. This culture extends beyond what we make and how we make it to specific initiatives that support our customers and communities. As part of our social responsibility commitment, our company promotes employee volunteerism and supports civic, academic, and community non-profit organizations with monetary and in-kind product donations.
During fiscal year 2020, the Company donated over $100,000 through our giving foundation, the Kimball International-Habig Foundation. This includes $24,000 in scholarships awarded to students of employees and $45,000 in community giving during the COVID-19 pandemic. We recently committed to a $50,000 donation to the recently constructed Thyen-Clark Cultural Center in our headquarters hometown in Jasper, Indiana in support of arts and education, which will kick off our giving in fiscal 2021.
Our in-kind product donations exceeded $15,000 and benefited schools, healthcare providers, municipal entities, and other charitable organizations.
Our employee volunteerism initiatives support numerous organizations as our employees are actively involved in their communities in countless ways. The Company offers a special Volunteer Paid Time Off program which funded approximately $10,000 of labor hours for employees to provide assistance at food banks, humane shelters, and special projects in our local communities.
The primary causes for 2020 included the American Cancer Society, American Heart Association, Walk to End Alzheimer’s, and support for Live Life Nice, Inc. - an organization that has embarked on a quest to infuse and highlight positive news into our society.  Our plans for 2021 include a focus on diversity, inclusion and equality.
For additional information regarding our ESG activities and efforts, please refer to the sustainability reports published by our brands and related information, which are available at www.kimball.com/sustainability (Kimball brand), www.nationalofficefurniture.com/about-us/sustainability (National brand) and www.kimballhospitality.com/company (Kimball Hospitality brand).

REVIEW AND APPROVAL OF TRANSACTIONS WITH RELATED PERSONS
We maintain a policy regarding the review, approval and/or ratification of “related person” transactions (“Related Person Transaction Policy”). A related person transaction is one in which the Company is a participant, the amount involved exceeds $120,000, and any “related person” — including a director, an executive officer, a greater-than-5% shareholder, or a member of their immediate family — has had, or will have, a direct or indirect material interest in the transaction. The Related Person Transaction Policy provides guidelines for the Compensation and Governance Committee’s determination whether to approve, ratify, modify or reject a specific transaction which may lead to a conflict of interest between the Company and any executive officer, director or greater-than-5% shareholder. Only related person transactions that are fair and reasonable to the Company and in the best interests of our shareholders are approved or ratified.
The Compensation and Governance Committee, in the course of its review and approval or ratification of a related person transaction, considers, among other things:

•	the commercial reasonableness of the transaction;

•	the materiality of the related person’s direct or indirect interest in the transaction;

•	whether the transaction may involve a conflict of interest, either apparent or actual;

•	the impact of the transaction on the related person’s qualification as “independent” as required by Nasdaq; and

•	whether the transaction would violate our Business Ethics Policy, Insider Trading Policy, or other Company policies regarding the conduct of our directors and officers.
Any member of the Compensation and Governance Committee who is a “related person” with respect to the transaction under review may not participate in the evaluation or decision making regarding the acceptability of the transaction. If a quorum of the Compensation and Governance Committee is not available to review the transaction, the Board will conduct the review.
On an annual basis, each director and executive officer completes a questionnaire that requires disclosure of any transactions with the Company in which the director or executive officer or any member of his or her immediate family has an interest. In addition, any transactions with related persons or other circumstances that present potential conflicts of interest are to be disclosed. When reported, the transactions or other conflicts are reviewed by the Compensation and Governance Committee, and a determination is made by the Compensation and Governance Committee to approve, ratify, modify or reject the transaction, depending on what is in the best interests of our shareholders.
During fiscal year 2020, there were no transactions in which the Company was or is a participant, the amount exceeded $120,000 and a related person had or will have a direct or indirect material interest, and no such transactions are currently proposed.

DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires that our directors, executive officers and greater-than-ten-percent shareholders file an initial statement of beneficial ownership and certain statements of changes in beneficial ownership of our Common Stock with the SEC and furnish copies of those forms to the Company . Based solely on our review of the copies of such forms filed electronically with the SEC and written representations from our directors and executive officers, we believe all filing requirements applicable to our executive officers, directors and greater than 10% shareholders were timely satisfied during the fiscal year ended June 30, 2020 except, due to administrative oversight, a late Form 4 amendment filed on July 1, 2020 for Koorosh Sharghi that reported the conversion of performance-based restricted stock units to non-performance based, and an amended Form 4 on September 12, 2019 for Mr. Sharghi to report a grant of restricted stock units that, due to an administrative error, was not included on the original Form 4 filed July 11, 2019.

PROPOSAL NO. 2 - ADVISORY VOTE ON THE COMPENSATION
PAID TO OUR NAMED EXECUTIVE OFFICERS
Section 14A of the Exchange Act gives our shareholders the opportunity to vote to approve, on an advisory (non-binding) basis, the compensation paid to our NEOs as disclosed in this Proxy Statement . This proposal, commonly known as a “say-on-pay” proposal, is currently presented annually to our shareholders. The Board encourages shareholders to review the Compensation Discussion and Analysis (“CD&A”) section, beginning on page 22, and the related compensation tables and narratives for a thorough discussion of our compensation program for NEOs.
As stated in our Guiding Principles, “We want employees to share in their company’s success, both financially and through personal growth and fulfillment.” Our performance-based, incentive-focused compensation philosophy is designed to link the financial interests of our executives with the interests of our shareholders. The Company pursues its objectives by having a significant portion of our NEOs’ compensation focused on both short-term and long-term performance-based incentive programs. Incentive compensation programs include cash incentives under our 2019 Annual Cash Incentive Plan, as amended (the “Annual Cash Incentive Plan”), and equity awards granted under our 2017 Incentive Stock Plan, approved by our shareholders at our 2017 Annual Meeting of Shareholders. In fiscal year 2020,our equity-based incentive compensation programs include a Relative Total Shareholder Return award, an Annual Performance Share award, and a Long-Term Performance Share award. The Company also makes an annual contribution based on its performance to its defined contribution, participant-directed retirement plan. Payouts under our cash and equity-based incentive awards are determined based on appropriate performance-based metrics, including Adjusted EBITDA, total shareholder return and return on invested capital. These incentive compensation programs are coupled with salary, retention-focused Restricted Stock Unit awards, and other benefits, including health and life insurance.
At the 2019 Annual Meeting, approximately 97% of our shareholders voted to approve our NEO compensation program. The Compensation and Governance Committee believes this reaffirms our shareholders’ support of our approach to executive compensation, and no significant changes were made to this approach in fiscal year 2020.
We are asking our shareholders to indicate their support for our executive compensation program as described in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather, the overall compensation program for our NEOs and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we recommend that our shareholders vote “FOR” the following resolution at the Annual Meeting:
“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2020 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the other related disclosure.”
As an advisory vote, the results of this proposal will not be binding on us, the Board of Directors, or the Compensation and Governance Committee. However, your opinion is important to us, and the Compensation and Governance Committee, which is responsible for designing and administering our executive compensation program, will consider the outcome of this vote when making future compensation decisions for our NEOs.
If you are a beneficial owner of shares (i.e., you hold them through a bank, broker or other holder of record), you must instruct the holder of record how to vote your shares in order for your vote to be counted on Proposal No. 2.
The Board of Directors recommends that you vote “FOR” the approval of the compensation paid to our NEOs as disclosed in this Proxy Statement.

COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary
Our Board and its Compensation and Governance Committee (the “Committee”) regularly assess our compensation plans, looking for opportunities to make overall improvements and adjust to changing compensation needs. The Committee, which is responsible for overseeing the compensation program for all executive officers, plays a key role in designing and administering our executive compensation program. All principal elements of compensation paid to our executive officers are subject to approval by the Committee, including to address unique situations.
In June 2019, the Committee and the Board approved the Annual Cash Incentive Plan, which replaced the 2016 Annual Cash Incentive Plan to better align with the Kimball International Connect strategy and our transformation restructuring plan. Changes that were made to the plan design and rationale on fiscal 2020 performance goals are summarized below:

•	eliminated individual Business Unit plans to focus on Company-wide performance;

•
based on plan design consulting from Mercer and common practice regarding participation in this type of incentive, eligibility was limited to include only executive officers, vice presidents, leaders, managers and senior-level professionals, excluding sales professionals who continue to be compensated through a sales incentive plan;

•	the performance measure utilized in fiscal year 2020 was changed to Adjusted EBITDA (“Earnings Before Interest, Taxes, Depreciation, and Amortization”);

•	the performance goals for fiscal year 2020 were set to align to shareholder expectations for EBITDA performance; and

•	any payouts under the Annual Cash Incentive Plan would be made one time per year in August of the succeeding fiscal year.
In January, 2020 we implemented a Company-wide approach to all corporate business practices including legal, compliance, and Environmental, Social and Governance (ESG). We created a new executive leadership role to lead this new function. Mark W. Johnson joined the company as Chief Legal, Governance Officer and Corporate Secretary. With this change, Julia E. Heitz Cassidy left the company to pursue other interests.
This Compensation Discussion and Analysis provides detailed information regarding our executive compensation program and decisions and is intended to supplement the information provided in the “Executive Officer and Director Compensation” section below for the following executives: Kristine L. Juster, CEO; Michelle R. Schroeder, Executive Vice President, Chief Financial Officer; Mark W. Johnson, Executive Vice President, Chief Legal, Governance Officer & Corporate Secretary; Kourtney L. Smith, Executive Vice President, Kimball International and President, Workplace; Lonnie P. Nicholson, Executive Vice President, Chief Human Resources Officer; Donald W. Van Winkle, Former President, Chief Operating Officer; and Julia E. Heitz Cassidy, Former Vice President, General Counsel and Secretary, Chief Compliance Officer. These officers and former officers are referred to herein as our “named executive officers,” or “NEOs.” Mr. Van Winkle and Ms. Heitz Cassidy are NEOs based on their compensation for the fiscal year ended June 30, 2020. While this Compensation Discussion and Analysis focuses on the NEOs, these compensation policies and practices apply to all of our executive officers.
Advisory Vote on Executive Compensation
We have an annual non-binding, advisory vote by shareholders on our executive compensation, or “Say on Pay” vote. At our Annual Meeting of Shareholders in October 2019, a Say on Pay vote was held, and approximately 97% of the votes cast were voted in favor of the compensation paid to our NEOs in fiscal year 2019. The Committee believes this reaffirms our shareholders’ support of our approach to executive compensation.

Compensation Philosophy
We provide a compensation and benefits package for executive officers that includes salary, cash and equity-based incentive compensation, a profit-sharing Company contribution to our retirement plan, flexible healthcare benefits (based on employee choice), paid time off that increases with years of service, and professional development opportunities. To be aligned with shareholder expectations and market best practices, all executive officers have a significant portion of their compensation tied to financial goals through performance-based incentives.
The goals of our compensation program are as follows:
•Rewarding Performance. All components of our executive compensation program are designed to reward executive performance. Salary is designed to reward annual achievements, demonstrated leadership abilities, and management experience and effectiveness. Incentive pay focuses on motivating the executive to achieve superior short-term and long-term financial results.
•Aligning with Shareholders’ Interest. One of our key compensation objectives is to align the interests of the executives with our shareholders by requiring our executives to own a certain amount of our Common Stock and linking compensation directly to Company financial performance. Improved Company performance leads to improved stock prices and increased shareholder value. Our cash-based incentive compensation plan focused on profitability performance. Our equity-based compensation is comprised of a diversified set of awards, which for fiscal year 2020 included Annual Performance Share (“APS”) awards, Restricted Stock Unit (“RSU”) awards and Relative Total Shareholder Return (“RTSR”) awards, each designed to align our executive officers’ interests with those of our shareholders.
•Retaining Key Talent. We desire to retain our executives and other key employees by using elements of compensation that provide substantial opportunity for financial rewards in comparison to other professional opportunities. This includes long term equity-based compensation components for our executive officers.
With the above goals in mind, the Committee has established guidelines for each of the compensation elements to ensure the appropriate mix of salary, short-term cash incentive, and short-term and long-term equity incentives as a percentage of total compensation. The total target compensation for each executive officer is assessed by the Committee at the beginning of each fiscal year based on the market value of the role (as described in more detail under “Executive Compensation Process” below) and the performance of the individual in that role. Unless circumstances require otherwise, the Committee reviews market value information biennially with the assistance of an external compensation advisory service, which specializes in executive compensation programs. For fiscal year 2020, the Committee utilized services from Buck and Compensation Advisory Partners LLC (CAP). The advisory service reports directly to the Committee and does not provide any services to the Company other than the executive compensation consulting services provided to the Committee. The Committee assessed the independence of Buck and CAP pursuant to SEC rules and Nasdaq listing standards and concluded that no conflicts of interest exist.
Depending on financial results, a NEO may earn more or less than target compensation. In order for executive officers to realize their target compensation, the Company’s financial results must perform to financial goals approved by the Committee. An executive’s actual total compensation is directly linked to both their individual contribution and the Company’s financial results.

Executive Compensation Process
The objectives of the executive compensation process are to:

•	Set the total target compensation for all executive officers at or near the market-value midpoint for each position;

•	Determine the appropriate mix of compensation between cash and stock;

•	Determine the appropriate mix of compensation among salary, short-term incentives, and long-term incentives; and

•	Determine stock ownership requirements based on market data.

•	Use a data-driven approach by partnering with an independent executive compensation advisor for market data as detailed on page 29 below.
The Committee seeks to target each NEO’s total compensation to the level the Committee considers market competitive, aligned to the specific executive’s responsibilities, and reflective of individual performance. In determining the appropriate mix of compensation components, the Committee has established guidelines for long-term equity awards (RTSR and RSUs), short-term equity awards (APS), short-term cash incentive compensation, salary, and the profit-sharing Company contribution to our retirement plan. In allocating the amount of compensation among our different types of long-term equity awards, for fiscal year 2020 the Committee determined to grant RTSR awards to the following chief executive officer positions only, which includes our CEO; Chief Financial Officer; Chief Legal, Governance Officer and Corporate Secretary and Chief Human Resources Officer, and RSUs to all of our executive officers. For fiscal year 2021, all executive officers were granted a mix of RTSR and RSUs awards.
In fiscal year 2020, the dollar amount of the targeted short-term and long-term equity-based compensation, as a percent of salary, approved by the Committee for our CEO and the average for our other NEOs, excluding former employee Mr. Van Winkle whose compensation was all cash-based because his position as President and Chief Operating Officer was expected to be eliminated effective September 30, 2019, was as follows:

The following chart illustrates the targeted allocation of fiscal year 2020 compensation, as determined by the Committee, for our CEO compared to the average allocation for our other NEOs, excluding Mr. Van Winkle. As demonstrated by this chart, a larger proportion of our CEO’s targeted compensation for fiscal 2020 was allocated to performance-based equity awards compared to our other NEOs.

(1)
The Annual Cash Incentive Plan component assumes a payout at the target level of performance, or a payout of 80% of annualized salary for our CEO and a payout for our other NEOs ranging between 45% to 50% of salary. The Company contribution to our retirement plan is assumed to be 4% of eligible annualized compensation.

(2)	Represents the dollar value of the targeted allocation of total compensation to APS awards and RTSR awards established by the Committee for fiscal year 2020.

(3)	Represents the dollar value of the targeted allocation of total compensation to service-based RSUs established by the Committee for fiscal year 2020.
As part of this process, the Committee sets the target compensation of the CEO and approves the target compensation of the other executive officers in consultation with the CEO, who manages those executives throughout the year. The Committee gives significant consideration to the recommendation of the CEO, but the final compensation decisions for all executive officers are within the Committee’s discretion. The only other role that executive officers play in this process is a discussion with the CEO , or in the case of the CEO, with the Committee, regarding their own individual fulfillment of expectations and overall job performance.
Factors considered by the Committee in setting executive compensation include, but are not limited to:

•	Market value for the role - based on market data and peer group information described below

•	Responsibilities - the scope and breadth of the duties and expectations of the roles

•	Leadership - demonstrated ability to lead the organization

•	Performance - with an emphasis on consistent, sustained productivity and delivery of results

•	Potential - demonstrated capacity to grow into even broader leadership responsibilities

•	Execution of strategy - demonstrated ability to successfully lead the fulfillment of strategic plans

•	Personal development - demonstrated willingness to continuously learn and grow professional and leadership skills

•	Promotion of Company culture and values - demonstrated commitment to activating our Purpose, modeling our Guiding Principles and ethical behavior

•	Company results - demonstrated leadership and teamwork to enable achievement of Company goals and performance targets
For fiscal year 2020, the Committee used market data from the following sources for executive compensation planning, analysis and decision-making:

•
Buck, the Committee’s independent compensation consultant, indicated that market conditions did not necessitate an updated compensation report. The Committee therefore used 2018 survey data received from Buck which utilized the Payfactors tools, Willis Towers Watson’s Top Management Report and Mercer’s Executive Compensation Survey, along with additional analysis provided by Buck, which were the primary bases for the determination of fiscal year 2020 target compensation.

•
A peer group consisting of a broad range of companies across various related or similar industries in the $250 million to $1 billion revenue category was used to determine, based on the 2018 survey data, the market value for each executive officer position. This peer group consisted of:

◦	American Woodmark Corporation

◦	Apogee Enterprises, Inc.

◦	Bassett Furniture Industries, Incorporated

◦	Builders FirstSource, Inc.

◦	The Dixie Group, Inc.

◦	Ethan Allen Interiors Inc.

◦	Flexsteel Industries, Inc.

◦	Herman Miller, Inc.

◦	HNI Corporation

◦	Interface, Inc.

◦	Knoll, Inc.

◦	La-Z-Boy Incorporated

◦	Patrick Industries, Inc.

◦	Quanex Building Products Corporation

◦	Simpson Manufacturing Co., Inc.

◦	Steelcase Inc.

◦	Trex Company, Inc.

•
Compensation data from a peer group of furniture industry competitors’ proxy statements was reviewed and analyzed internally as yet another data point. This peer group consisted of: Herman Miller, Inc., HNI Corporation, and Steelcase Inc. (collectively, the “Furniture Peer Group”).

For fiscal year 2021 executive compensation planning, the Committee engaged CAP to review the competitiveness of our executive compensation program including pay levels for our executive officers, including our NEOs. Similar to our fiscal year 2020 target compensation, fiscal year 2021 executive officer pay levels and program design were primarily based on the compensation peer group, listed above, and published survey data. CAP also provided information on market trends related to executive compensation as well as advice on how companies are responding to current economic uncertainty.

Components of Compensation
As summarized above, our executive compensation program is comprised of the following primary components: (i) annual cash compensation, which includes salary, performance-based cash incentive compensation and the Company’s profit-sharing contribution to the retirement plan, and (ii) equity incentive compensation, including performance-based and service-based short-term and long-term equity awards, each of which is described below.

Compensation Component	Purpose	Link to Compensation Philosophy
Annual salary
To provide an appropriate level of fixed compensation that will support executive recruitment and retention based on business responsibilities, personal performance during the prior year, and leadership qualities.
Rewards performance. Retains executive talent.
Performance-based cash incentive compensation (Annual Cash Incentive Plan)	Variable component used to incent, motivate, and link compensation with our financial success.	Rewards performance. Aligns interests with shareholders’ interests. Retains executive talent.
Profit-sharing Company contribution to retirement plan	Variable component used to incent, motivate, and link compensation with our financial success.	Rewards performance. Retains executive talent.
Performance-based equity incentive compensation (APS and RTSR)	Variable component used to incent, motivate, and link compensation with the interests of our shareholders.	Rewards performance. Aligns interests with shareholders’ interests. Retains executive talent.
Service-based equity incentive compensation (RSUs)	To promote retention and alignment with shareholders’ interests.	Retains executive talent. Aligns interests with shareholders’ interests. Rewards tenure.
Additional discretionary cash and/or stock compensation	To recognize individual achievement in special situations.	Rewards performance. Retains executive talent.
Compensation Decisions
The annual compensation of our NEOs is based upon the process described in the “Executive Compensation Process” section of this Compensation Discussion and Analysis and consists of components as delineated in the compensation component table above.

For fiscal year 2020, the Committee ensured that the executive compensation program was appropriately aligned with shareholders’ interests and focused on improving key financial metrics that support our strategic business plans. The Committee took the following actions with respect to fiscal year 2020 and fiscal year 2021 NEO compensation.

Action Taken	Date Action Taken For Fiscal Year 2020	Date Action Taken For Fiscal Year 2021
Executive compensation — reviewed and approved target compensation of NEOs	July 2019	July 2020
Annual Cash Incentive Plan — approved the performance metrics, goals and the non-operating adjustments to the performance goals	June 2019	August 2020
APS Award — approved the award agreement, the performance metric to be used, the performance targets and the non-operating adjustments to the performance metric	July 2019	N/A
RSU Awards — approved the award agreements	July 2019	N/A
RTSR Awards — approved the award agreements and performance targets	July 2019	July 2020
Equity awards — awarded APS award opportunities	July 2019	N/A
Equity awards — awarded RSU and RTSR award opportunities	July 2019	July 2020
Discretionary authority — approved the CEO’s discretionary authority to grant equity awards to non-executive officers	July 2019	July 2020
Retirement plan — reviewed the methodology to determine the Company contribution and the non-operating adjustments to the performance metric	July 2019	July 2020
Annual Cash Incentive Plan — approved a new annual cash incentive plan to replace the 2016 Annual Cash Incentive Plan, as amended, which eliminates business unit plans and limits the category of employees eligible to participate in the plan; and changed the payout to one annual payment
	June 2019	N/A
Executive officer compensation — approved the FY 2020 compensation package for Donald Van Winkle in connection with the elimination of the President and Chief Operating Officer positions	July 2019	N/A
Executive officer compensation — approved Mr. Johnson’s compensation package and Ms. Heitz Cassidy’s transition package as a result of her executive employment agreement	January 2020	N/A
RTSR Awards — certified the RTSR performance for the RTSR awards that vested at the end of the fiscal year, resulting in the issuance of shares	July 2020	TBD
Annual Cash Incentive Plan — certified performance for the Annual Cash Incentive Plan for the fiscal year and the cash incentive payout	July 2020	TBD
APS — certified performance for the APS awards, resulting in no issuance of APS shares since performance was below the performance threshold	July 2020	N/A
Determined that no APS awards would be granted for fiscal year 2021, and decided to increase Annual Cash Incentive Plan targets in fiscal year 2021 due to the elimination of APS awards	N/A	July 2020
Retirement plan — approved the annual retirement plan Company contribution for the fiscal year	August 2020	TBD

Annual Cash Compensation
1. Salary. Salaries for the executive officers are based upon the following factors: market value of their respective position, scope of responsibilities, performance, the period over which they have performed those responsibilities, and other subjective factors, as noted in the “Executive Compensation Process” section of this Compensation Discussion and Analysis. Annually, salaries of executive officers, other than the CEO, are recommended by the CEO and then reviewed and approved by the Committee as part of the target compensation management process. The Committee sets the CEO’s salary under the leadership of the Committee chair.
Subsequent to the end of fiscal year 2019, the Committee reviewed the updated market data for each of the NEOs other than Mr. Van Winkle, which indicated that the salary of each such NEO was within the range of market values for their respective positions. In recognition of Ms. Smith’s full transition to the role of President, National Office Furniture, her salary was increased 10.3% to $320,000, which was the market median for the role based on the Buck Compensation Report. Mr. Van Winkle’s position as President and Chief Operating Officer was expected to be eliminated effective September 30, 2019 as part of our transformation restructuring plan approved by the Board in June 2019. As a result, in July 2019, the Committee approved restructuring Mr. Van Winkle’s compensation mix for fiscal year 2020, allocating all of it to cash. The Committee approved a weekly salary of $21,364 for Mr. Van Winkle, effective July 1, 2019, which resulted in a fiscal year 2020 salary of $297,831 through his separation date of September 30, 2019. No other salary changes were made for the other NEOs. In addition, the Committee set Mr. Johnson’s annual salary at $325,000, effective upon the commencement of his employment on January 31, 2020, which the Committee determined was market-competitive based on the data from an independent consultant, Jim Sillery, who had previously been on staff with Buck (Conduent) the Committee’s executive compensation advisory service. Jim Sillery was utilized for consistency with prior analysis as the Committee was in process of a Request for Proposal to select an executive compensation advisory service for fiscal year 2021.
Fiscal year 2021 actions. Subsequent to the end of fiscal year 2020, the Committee determined the salary of each NEO was within the range of market value for his or her respective position. In recognition of Ms. Smith’s transition to the role of President, Workplace, her salary was increased 3.1% to $330,000, which is the aligned to market data for the role as provided by CAP, the executive compensation adviser chosen by the Committee and on-boarded in February 2020.
2. Cash Incentive Compensation.
Fiscal Year 2020 Actions. For fiscal year 2020, executive officers, managers and other senior-level professionals, excluding sales professionals who are on a sales incentive plan, were eligible to participate in our Annual Cash Incentive Plan. This plan provided participants with an opportunity to receive additional cash compensation if designated profitability levels for the fiscal year were achieved. To align with the Kimball International Connect strategy and our transformation restructuring plan, the plan was based on Company-wide performance.
The goal of the Annual Cash Incentive Plan is to link each employee’s compensation with the financial success of the Company, resulting in a clear incentive to achieve the targeted profitability levels and associated performance goals. The potential cash incentive payout is a range of percentages of the participant’s salary, with the payout percentage increasing with higher levels of profitability. For each participant category, specific payout ranges are established. Higher payout ranges were set for executive officers who, by virtue of their leadership responsibilities and expectations, have a greater effect on Company profitability.
The Committee approves the appropriate performance metric(s) and performance goals within 90 days after the beginning of the fiscal year and may, within such 90-day time period, make adjustments for non-operating income/loss and other profit-computation elements as it deems appropriate to provide optimal incentives for participants of the plan. While the Committee may make adjustments beyond the 90-day period, any such adjustments will not be applicable to our NEOs.

The Committee set the target cash incentive for our NEOs at a payout level that reflects the desired cash compensation at risk for their roles. For fiscal year 2020, the following cash incentive payout percentages were set for each of our NEOs:

	% of Salary
Named Executive Officer	Minimum Threshold	Target	Maximum
Kristine L. Juster	50%	80%	120%
Michelle R. Schroeder	—%	45%	90%
Mark W. Johnson	—%	50%	100%
Kourtney L. Smith	—%	50%	100%
Lonnie P. Nicholson	—%	45%	90%
Donald W. Van Winkle	—%	—%	—%
Julia E. Heitz Cassidy	—%	45%	90%
For fiscal year 2020, Ms. Juster is guaranteed a minimum payout under the Annual Cash Incentive Plan of 50% of her salary. In connection with the elimination of Mr. Van Winkle's position with the Company and the change to the mix of his compensation, Mr. Van Winkle was not eligible to participate in the Annual Cash Incentive Plan in fiscal year 2020. The Company set Mr. Johnson's payout percentage in early 2020 in connection with his employment commencement.
At the end of each fiscal year, but before cash incentives under this plan may be paid, the Committee certifies the actual performance that was achieved and approves the payment of the cash incentive. The Committee does not have the discretion to increase, but can decrease, the amount of any cash incentive for NEOs under the Annual Cash Incentive Plan.
Cash incentives earned under the Annual Cash Incentive Plan for fiscal year 2020 were accrued and paid in a single installment in August 2020. Except for provisions relating to retirement, death, permanent disability, and certain other circumstances described in a participant’s employment agreement, participants must be actively employed on each payment date to be eligible to receive any unpaid installments. If a participant’s termination of employment is caused by retirement, death, permanent disability or certain other circumstances described in a participant’s employment agreement, the participant (or beneficiary, in the event of the participant’s death) will generally be entitled to receive all cash incentive payments for the previous fiscal year and a pro-rata share for the current fiscal year, all to be paid in full within 2½ months after the end of our fiscal year.
For fiscal year 2020, Adjusted EBITDA was selected as the performance metric and performance tiers were set to drive year-over-year improvement. Adjusted EBITDA is calculated as net income before interest expense, income taxes, depreciation expense and amortization expense, with restructuring expenses amortized evenly over fiscal year 2020 and fiscal year 2021, and excludes acquisition due diligence costs incurred for acquisition targets, the financial results of an acquired business in the year of acquisition and the financial impacts of natural disasters.
The Adjusted EBITDA tiers for fiscal year 2020 were set by the Committee after considering key factors, including but not limited to the performance data of the companies in the Furniture Peer Group and desired levels of improvement in our EBITDA. Achievement of target payout for executive officers was challenging because the Annual Cash Incentive Plan was designed to pay target cash incentives only if we achieved a 23% improvement in our fiscal year 2020 Adjusted EBITDA compared to our fiscal year 2019 Adjusted EBITDA.

Our Adjusted EBITDA tiers for the Company-wide plan for fiscal year 2020, as approved by the Committee, are shown below.

Company-wide Tiers	Adjusted EBITDA (in thousands)	Equivalent Adjusted EBITDA %
Maximum	$87,820	10.7%
Target	$81,620	9.9%
Minimum	$57,890	7.1%
The equivalent Adjusted EBITDA percentage at each performance tier level was determined by dividing (a) the Adjusted EBITDA for each tier by (b) fiscal year 2020 forecasted sales. A reconciliation of net income calculated in accordance with U.S. generally accepted accounting principles (“GAAP”) to Adjusted EBITDA used to determine the payout under the Annual Cash Incentive Plan for fiscal year 2020, which excludes half of the fiscal year 2020 restructuring, is shown in Appendix B — Reconciliation of GAAP to Non-GAAP Measures.
During fiscal year 2020, all NEOs except Mr. Van Winkle participated 100% at the Company-wide level plan. For the past five years, cash incentive payouts averaged 54% for the Company-wide plan and 74% for the plans in which Ms. Smith participated prior to fiscal year 2020, which was a combination of 75% National Office Furniture performance and 25% Company-wide performance.
Based upon our fiscal year 2020 Adjusted EBITDA results of ($78 million), our NEOs who participated in the Annual Cash Incentive Plan received the following payouts in August 2020:

Named Executive Officer	Annual Cash Incentive Plan Payout (% of FY 2020 Salary)
Kristine L. Juster	68.00%
Michelle R. Schroeder	38.25%
Mark W. Johnson	42.50%
Kourtney L. Smith	42.50%
Lonnie P. Nicholson	38.25%
Julia E. Heitz Cassidy	38.25%
In conjunction with the elimination of Mr. Van Winkle’s position with the Company and the change in the mix of his compensation approved by the Committee in July 2019, Mr. Van Winkle did not participate in the Annual Cash Incentive Plan for fiscal year 2020.
Annual Cash Incentive Transition Payments
Ms. Juster received cash payments of $107,000 in August 2019 and $107,000 in December 2019, which were intended to transition her into full participation in the Annual Cash Incentive Plan. In order to receive each payment, Ms. Juster was required to be employed by the Company on the applicable payment date for retention purposes. Mr. Johnson received a cash payment of $75,000 in January 2020, which was intended to transition him into full participation in the Annual Cash Incentive Plan.
Fiscal year 2021 actions. To replace the Annual Performance Share Plan for fiscal year 2021, the target cash incentive payout for Ms. Schroeder and Mr. Nicholson was increased from 45% to 50% and the target cash incentive payout for Mr. Johnson and Ms. Smith was increased from 50% to 55% of salary.
The performance measure for fiscal year 2021 will again be Adjusted EBITDA with a new Working Capital qualifier. This multi-metric plan is aligned with common practice and enables the Company to focus on income delivery while managing our Working Capital.

Equity-Based Compensation
Our 2017 Stock Incentive Plan (the “2017 Stock Plan”) approved by shareholders in October 2017 permits us to grant a variety of equity-based incentive awards consisting of stock options, stock appreciation rights, restricted stock, stock units, and other stock-based awards to eligible participants. The Committee granted performance-based equity awards as well as retention-focused RSUs during fiscal year 2020 under the 2017 Stock Plan. The Committee’s view is that performance-based equity awards represent one of the more effective forms of equity-based incentive compensation available under a stock incentive plan, by tying compensation directly to the profitability of the Company. Equity-based incentives also promote retention as a result of their one-to-three year performance or vesting cycles, depending on the type of equity-based incentive granted. Our policy is to grant equity awards in July of each fiscal year, or as triggered by a promotion or new hire into an executive role.
1.  Performance-Based Awards
Performance-based awards include an RTSR award, which generally has a three-year performance cycle and an APS award, which has an annual performance cycle. The maximum number of shares awarded to each of our NEOs for each award type is determined by the Committee based upon the factors noted in the “Executive Compensation Process” section. The RTSR awards act as an incentive to drive higher profits and long-term stock price appreciation. The APS award acts as an incentive to drive higher profits on a shorter-term, annual basis. The NEOs have no voting or dividend rights with respect to the performance-based awards until earned and settled in shares of Common Stock.
Relative Total Shareholder Return Awards.
For the RTSR award, the number of performance units granted is determined by the Committee and functions as a target. Each performance unit represents the right to receive one share of our Common Stock. For any specific performance cycle, the performance units earned will be determined based entirely on our RTSR, as of the last day of the performance cycle.
For purposes of this award, Total Shareholder Return (“TSR”) is expressed as a compound annual growth rate as calculated in the following example, with the ##-month period representing the number of months in the performance cycle of the award:

TSR =	(	Ending stock price + dividends paid	)	12 ##	– 1
Beginning stock price
Our TSR is compared to a peer group of companies approved by the Committee. To determine payout under the award, each peer group company’s TSR will be determined at the end of the performance cycle. Our TSR will be compared to the 80th percentile (which would result in a payout at 200% of the target RTSR shares), 50th percentile (which would result in a payout at 100% of the target RTSR shares), and 30th percentile (which would result in a payout at 50% of the target RTSR shares) TSRs of the peer group. Any RTSR between the 80th and 50th and the 50th and 30th percentiles will be interpolated. If our RTSR is less than the 30th percentile, the resulting payout would be 0%. If our TSR is less than zero, the payout will not exceed 100% of the target payout.

For the RTSR awards that vested on June 30, 2020 for Ms. Juster, our TSR of -16.66% for the performance cycle of November 1, 2018 to June 30, 2020 was at the 57th percentile of the peer group’s TSR during the same period. Due to the negative TSR, the RTSR plan is limited to a 100% RTSR payout.

Total Shareholder Return	Peer Group TSR Performance	Payout
80th percentile	7.95%	200%
50th percentile	(16.86)%	100%
30th percentile	(26.73)%	50%
Less than 30th percentile	—%	—%
For the RTSR awards that vested on June 30, 2020 for Ms. Schroeder, Mr. Nicholson, and Mr. Van Winkle, our TSR of -9.79% for the performance cycle of July 1, 2017 to June 30, 2020 at the 46th percentile of the peer group’s TSR during the same period, resulted in a 89.58% RTSR payout.

Total Shareholder Return	Peer Group TSR Performance	Payout
80th percentile	11.03%	200%
50th percentile	(8.72)%	100%
30th percentile	(15.27)%	50%
Less than 30th percentile	—%	—%

The target number of shares awarded for the performance cycle of November 1, 2018 to June 30, 2020 for Ms. Juster and July 1, 2017 to June 30, 2020 for the other NEOs, and the actual number of earned shares that vested June 30, 2020 and were subsequently issued in Common Stock to each of our NEOs, are as follows:

Named Executive Officer	RTSR Award (Targeted # of Shares)	RTSR Award (Number of Shares Issued) (1)
Kristine L. Juster	30,377	30,377
Michelle R. Schroeder	3,083	2,761
Mark W. Johnson	—	—
Kourtney L. Smith	—	—
Lonnie P. Nicholson	1,462	1,309
Donald W. Van Winkle	5,120	4,586
Julia E. Heitz Cassidy	—	—
(1) Shares have not been reduced by the number of shares withheld to satisfy tax withholding obligations.

On July 9, 2019, the Committee granted RTSR awards to Ms. Juster, Ms. Schroeder and Mr. Nicholson for a performance cycle beginning on July 1, 2019 and ending on June 30, 2022. On January 31, 2020, the Committee also granted two RTSR awards to Mr. Johnson one for a performance cycle beginning on January 31, 2020 and ending on June 30, 2021 and one for a performance cycle beginning on January 31, 2020 and ending on June 30, 2022. The targeted number of RTSR shares awarded during fiscal year 2020 to each of our NEOs under the 2017 Stock Plan was as follows:

Named Executive Officer	FY 2020 RTSR Award (Targeted # of Shares)
Kristine L. Juster	23,529
Michelle R. Schroeder	3,077
Mark W. Johnson	6,884
Kourtney L. Smith	—
Lonnie P. Nicholson	1,474
Donald W. Van Winkle	—
Julia E. Heitz Cassidy	—

The peer group for the fiscal year 2020 RTSR awards consisted of the following companies:

Company Name	Sub-Industry	Company Name	Sub-Industry
ACCO Brands Corporation	Office Services & Supplies	Insteel Industries, Inc.	Building Products
American Woodmark Corporation	Building Products	Interface, Inc.	Office Services & Supplies
Apogee Enterprises, Inc.	Building Products	Knoll, Inc.	Office Services & Supplies
Armstrong Flooring, Inc.	Building Products	Masonite International Corporation	Building Products
Builders FirstSource, Inc.	Building Products	NL Industries, Inc. (now Cornerstone Building Brands, Inc.)	Office Services & Supplies
Comfort Systems USA, Inc.	Construction & Eng.	Patrick Industries, Inc.	Building Products
Continental Building Products, Inc.	Building Products	Steelcase Inc.	Office Services & Supplies
CSW Industrials, Inc.	Construction & Eng.	Tecnoglass Inc.	Building Products
Gibraltar Industries, Inc.	Building Products	Tutor Perini Corporation	Construction & Eng.
Griffon Corporation	Building Products	Universal Forest Products, Inc.	Building Products
Herman Miller, Inc.	Office Services & Supplies	WillScot Corporation	Building Products
HNI Corporation	Office Services & Supplies
APS Awards. The APS award agreement sets forth the target number of shares of our Common Stock which the participant is eligible to receive if the applicable performance levels for the performance period have been achieved. In fiscal year 2020, the Committee changed the performance metric for the APS awards from adjusted annual return on capital to adjusted annual return on invested capital. The Committee decided to utilize annual return on invested capital because it is a more common metric utilized by investors to measure performance relative to the capital invested in a business. Annual return on invested capital is calculated as the product of Earnings before Interest, Taxes and Amortization multiplied by (1 minus our effective tax rate) divided by the sum of Total Shareholders’ Equity plus Net Debt. Net Debt is defined as current maturities of long-term debt plus long-term debt less cash, cash equivalents, and short-term investments.

The Committee can adjust the numerator used to determined annual return on invested capital to exclude certain non-operating items if they occur. If applicable, the numerator used in the calculation of adjusted annual return on invested capital is adjusted by restructuring expenses amortized evenly over fiscal year 2020 and fiscal year 2021, and excludes acquisition due diligence costs incurred for acquisition targets, the financial results of an acquired business in the year of acquisition and the financial impacts of natural disasters. For a reconciliation of net income calculated in accordance with GAAP to the numerator used to calculate adjusted annual return on invested capital, see Appendix B—Reconciliation of GAAP to Non-GAAP Measures to this Proxy Statement.
The number of shares of our Common Stock that each NEO actually received under the award was determined by multiplying the APS payout percentage calculated based on the following table by the target number of shares set forth in the award.

Adjusted Return on Invested Capital	FY 2020 APS Payout Percentage
44.4%	200%
37.2%	100%
34.1%	50%
Less than 34.1%	—%
The actual APS payout percentage earned is interpolated between the 44.4% and 37.2% or 37.2% and 34.1% levels of adjusted annual return on invested capital. If actual adjusted annual return on invested capital is less than 34.1%, the payout is 0%. As a result of achieving a 32.9% annual return on invested capital in fiscal year 2020, the NEOs did not earn any of their targeted APS awards. The target number of shares awarded during fiscal year 2020 which were not earned, are as follows:

Named Executive Officer	FY 2020 APS Grant (Target Shares Awarded)	FY 2020 APS Grant (Shares Issued)
Kristine L. Juster	4,681	—
Michelle R. Schroeder	957	—
Mark W. Johnson	433	—
Kourtney L. Smith	936	—
Lonnie P. Nicholson	887	—
Donald W. Van Winkle	—	—
Julia E. Heitz Cassidy	882	—

Fiscal year 2021 performance-based awards. For fiscal year 2021, to simplify our compensation program the APS plan was eliminated and, given the short-term nature of this incentive, the 5% of salary that was in this incentive for fiscal year 2020 was shifted to the Annual Cash Incentive Plan by increasing that target by 5 percentage points resulting in no change in total compensation target. Subsequent to the end of fiscal year 2020, the Committee granted the following targeted number of performance-based awards to each of our NEOs under the 2017 Stock Plan as part of their fiscal year 2021 targeted compensation plan:

Named Executive Officer	FY 2021 RTSR Award (Targeted # of Shares)
Kristine L. Juster	43,700
Michelle R. Schroeder	5,762
Mark W. Johnson	5,727
Kourtney L. Smith	5,815
Lonnie P. Nicholson	4,405
The fiscal year 2021 RTSR awards have a three-year performance cycle ending on June 30, 2023. The peer group for the fiscal year 2021 RTSR awards is the same as the peer group utilized for the fiscal year 2020 RTSR award, except we removed Continental Business Products Inc., as it was acquired by CertainTeed.
2.  Restricted Stock Units
In fiscal year 2020, the Committee awarded RSUs to our NEOs and other key employees as another component of total targeted compensation in order to increase share ownership, thereby driving greater alignment with our shareholders. RSUs are service-based and generally cliff vest after three years to incentivize long-term retention. In fiscal year 2020, our NEOs other than Mr. Johnson were granted one tranche of RSUs that cliff vests after three years, which is consistent with our normal vesting schedule. In addition, dividends accrue on the RSUs and are added to the total value of the RSUs at the time of vesting.
As part of its compensation planning, the Committee determines the percentage of total targeted compensation of each executive that should be allocated to RSUs. As shown in the Targeted Compensation Components chart in the “Executive Compensation Process” section above, for fiscal year 2020 this percentage was 12% for Ms. Juster (including accrued dividends) and an average of 20% for our other NEOs, excluding Mr. Van Winkle (including accrued dividends and excluding the one-time tranches of RSUs granted to Mr. Johnson).
The number of RSUs awarded in fiscal year 2020 was as follows:

Named Executive Officer	FY 2020 RSU Grant (Shares Awarded)	Vest Date
Kristine L. Juster	14,585	6/30/22
Michelle R. Schroeder	6,025	6/30/22
Mark W. Johnson	5,192	6/30/20
	6,922	6/30/21
	6,922	6/30/22
Kourtney L. Smith	9,318	6/30/22
Lonnie P. Nicholson	7,567	6/30/22
Donald W. Van Winkle	—
Julia E. Heitz Cassidy	6,927	6/30/22

Mr. Johnson was granted the RSUs reflected in the above table on January 31, 2020, the first day of his employment. Mr. Johnson received transition awards to bridge him to the full market value for the role commensurate with his experience and the responsibilities of the position.
All of Ms. Heitz Cassidy’s outstanding RSUs and accumulated dividends vested upon her separation date of January 13, 2020. The number of RSUs and accumulated dividends that vested on January 13, 2020 for Ms. Heitz Cassidy and June 30, 2020 for the other NEOs, and were issued in Common Stock to each of our NEOs was as follows:

Named Executive Officer	RSU Award (Number of Shares Issued) (1)	Accumulated Dividends on RSU Award (Number of Shares Issued) (1)
Kristine L. Juster	15,188	788
Michelle R. Schroeder	6,255	404
Mark W. Johnson	5,192	80
Kourtney L. Smith	8,376	603
Lonnie P. Nicholson	8,252	485
Donald W. Van Winkle	—	—
Julia E. Heitz Cassidy	21,327	442
______________
(1) Shares have not been reduced by the number of shares withheld to satisfy tax withholding obligations.
Fiscal year 2021 RSU awards. Subsequent to the end of fiscal year 2020, the Committee granted the following number of RSUs to each of our current NEOs under the 2017 Stock Plan as part of their fiscal year 2021 targeted compensation plan:

Named Executive Officer	FY 2021 RSU Award (Vesting on June 30, 2023)
Kristine L. Juster	29,982
Michelle R. Schroeder	9,412
Mark W. Johnson	11,883
Kourtney L. Smith	12,066
Lonnie P. Nicholson	9,279

3. Stock Compensation Award Authority
For newly hired or promoted non-executive officers and in special situations in which a non-executive officer’s individual achievement may not be adequately recognized under incentive plans, the Committee has granted authority to our CEO to distribute additional stock compensation up to an aggregate maximum amount. Any equity awards or cash compensation to executive officers must be approved by the Committee.
For fiscal years 2020 and 2021, the maximum number of shares approved by the Committee was 135,000 and 101,300 shares of Common Stock, respectively. The stock compensation may be in the form of equity award opportunities and/or outright grants of shares of Common Stock, all to be awarded under the 2017 Stock Plan. Discretionary compensation is awarded based upon individual effort and is paid in amounts and at such times as the CEO determines, in her sole discretion. No employee has a guaranteed right to discretionary compensation.
With respect to the NEOs, for fiscal year 2020, no discretionary cash or stock compensation was awarded.

Stock Ownership Guidelines
Our current stock ownership guidelines set the expectation that our independent directors and executive officers are to maintain beneficial ownership of our Common Stock at or above a value expressed as a multiple of their director fees or their salary, as the case may be, for as long as they remain a director or executive officer. “Beneficial Ownership” includes, in addition to shares held directly by directors or executives, those shares held by a spouse, minor children or grandchildren, trusts and retirement plans. Unearned incentive equity awards are not counted towards ownership until earned.
We believe these guidelines promote overall corporate responsibility, encourage decisions focused on a long-term view, and align our directors’ and executive officers’ perspectives with the interests of our shareholders. Any shares subject to the ownership requirements are prohibited from pledging or hedging activities. See our discussion of the Company’s hedging and pledging policy in “Corporate Governance—Hedging and Pledging Policy” on page 17.
Executive officers and directors are expected to meet stock ownership requirements within five years from the date of their appointment or election, or in the event of an increase in ownership requirements, within two years for each added multiple. Each director receives a minimum of 50% of the cash component of their Board fees in Common Stock until such time as the director has met the stock ownership requirements, at which time the director will be permitted to adjust the amount of his or her future cash component paid in our Common Stock. Annually, the Committee will review progress toward the achievement of the stock ownership requirements and use its judgment on consequential actions if requirements are not met in a timely manner. Directors and executive officers are not permitted to dispose of shares of our Common Stock prior to meeting the stock ownership requirements, except upon review by, and approval of, either our Chief Financial Officer or our General Counsel. The ownership multiple requirement for directors was raised from three times to four times the annual fees earned as a director, excluding additional amounts paid for chair roles, in October 2018 at the same time that director compensation was increased. In August 2020, the guidelines were amended to clarify officers and directors are deemed to be in compliance once target values are achieved, as long as the total number of shares used to achieve compliance are maintained.
The ownership multiples are as follows:

Position	Value as a Multiple of Salary or Director Fees
Independent Directors	X 4
Chair of the Board	X 4
Chief Executive Officer	X 5
Executive Vice Presidents	X 2
As of August 24, 2020, all directors and NEOs who have held their positions for more than five years, or have time remaining to become compliant, were in compliance with the stock ownership requirements.
Other Compensation and Employee Benefits
Retirement Plan
In fiscal year 2020, our NEOs participated in a defined contribution, participant-directed retirement plan in which all domestic employees are eligible to participate (the “Retirement Plan”). The Retirement Plan is intended to attract candidates for employment and promote employee retention by providing a long-term savings opportunity. The Retirement Plan provides for voluntary employee contributions as well as a discretionary annual profit-sharing Company contribution as determined by the Committee. The Committee considers Company profitability, among other factors, when determining the contribution. Our contribution percentage for fiscal year 2020 was 3.75% of eligible compensation and will be contributed to participant accounts in two tranches, 3% in September 2020 and 0.75% in January 2021. The total Company contribution is allocated based upon the total eligible compensation of eligible participants. Eligible compensation excludes all equity-based compensation. Each eligible participant’s Company contribution percentage is identical, including our NEOs. Our participant contributions are fully vested immediately, and Company contributions are fully vested after five years of participation according to the following schedule. All NEOs except Ms. Juster and Mr. Johnson are fully vested.

Years of Vesting Service	Vested Percentage
Less than 1	0%
1	10%
2	20%
3	40%
4	60%
5	100%
The Retirement Plan is fully funded, and participants may choose to invest their balances among any combination of investment options offered.
For those eligible employees who have annual compensation or contribution additions in excess of the IRS limits, their individual Company contribution under the Retirement Plan is reduced to reflect these limits. See the following “Nonqualified Deferred Compensation” section.
Nonqualified Deferred Compensation
For our NEOs, as well as other executive officers and other key employees who are designated by the CEO, there is an informally funded, nonqualified, SERP through which we contribute to the account of each participant an amount equal to the reduction in their allocation under the Retirement Plan due to the application of the IRS’s annual limitations on compensation and contribution additions. A participant’s deferrals are fully vested. Company contributions are subject to the same vesting schedule as the Retirement Plan. Our contribution percentage for fiscal year 2020 was 3.75% of eligible compensation in excess of the annual compensation limit under Section 401(a) of the Internal Revenue Code and will be contributed to participant accounts in two tranches, 3% in September 2020 and 0.75% in January 2021. Investment options are the same as those under the Retirement Plan, except for the exclusion of a fixed income fund and the addition of a money market fund. Payments of a participant’s elective deferrals and Company contributions are made as elected by the participant in a lump sum or in installment payments over a period of 5 or 10 years commencing upon retirement or termination of employment, whichever occurs first. These amounts may be paid earlier in the event of death of the participant or an unforeseen emergency affecting the participant as determined by the committee appointed to administer the SERP. The SERP is intended to promote retention by providing a long-term savings opportunity on a tax-efficient basis. The assets of the SERP are held in a grantor trust in what is commonly referred to as a “rabbi trust” arrangement. This means that the assets of the SERP are subject to the claims of our general creditors in the event of our insolvency. For more information about amounts deferred by the NEOs, see the Nonqualified Deferred Compensation in Fiscal Year 2020 Table in this Proxy Statement.
Other Compensation
The NEOs participate in an Executive Preventative Healthcare Program, which reimburses for executives’ and covered spouses’ travel to healthcare facilities for annual preventative exams. Otherwise they have the same preventative healthcare coverage as provided to all Company employees through our consumer-driven healthcare plan options.
No loans of Company funds have ever been made to any executive officer for any purpose.

Employment, Change in Control, and Severance Agreements
We have written executive employment agreements, which include compensatory provisions, and also have change in control agreements with each of the NEOs. These agreements are intended to align with competitive practices within the industries in which we operate and are designed to enhance the retention of executives and protect our interests by way of restrictive covenants.  The agreements determine the amount and timing of compensation payable to NEOs in the event of termination of employment under various circumstances. The agreements are described in the section entitled “Executive Officer and Director Compensation—Employment and Change in Control Agreements with NEOs and Potential Payments Upon Termination or Change in Control” in this Proxy Statement.
Tax and Accounting Considerations
Section 162(m)
Prior to the adoption of the U.S. Tax Cuts and Jobs Act (“Tax Reform”) in December 2017, Section 162(m) of the Internal Revenue Code limited the deductibility of non-performance-based executive compensation in excess of $1,000,000 paid to our NEOs covered under the law. Performance-based equity award programs, including our RTSR awards, APS awards, and the final tranche of legacy Long-Term Performance Shares (“LTPS”) awards vesting for the last time in fiscal year 2020, and cash incentives paid under our Annual Cash Incentive Plan were designed to be deductible as qualified performance-based compensation under Section 162(m). Tax Reform generally eliminated the performance-based compensation exception under Section 162(m), effective January 1, 2018, subject to a special rule that grandfathers certain awards and arrangements that were in effect on or before November 2, 2017. As a result, compensation paid to our covered executives in excess of $1 million will not be deductible unless it qualifies for transition as a grandfathered award.
The Committee considers deductibility when making executive compensation decisions, but reserves the right to award compensation that is not fully tax deductible when viewed as appropriate to accomplish our compensation program objectives.
Section 280G
Payments provided in connection with a change in control of a company may be subject to an excise tax under Section 4999 of the Internal Revenue Code. These payments also may not be eligible for a federal income tax deduction pursuant to Section 280G of the Internal Revenue Code. Our change in control agreements eliminate the risk of excise taxes and nondeductible federal income taxes by reducing any payments to an amount equal to one dollar less than the amount that would be considered a parachute payment under Section 280G of the Internal Revenue Code. Our change in control agreements do not provide for Section 4999 excise tax gross-up payments.
Section 409A
Section 409A of the Internal Revenue Code affects the payments of certain types of deferred compensation to key employees and includes requirements relating to when payments under such arrangements can be made, acceleration of benefits, and timing of elections under such arrangements. Failure to satisfy these requirements will generally lead to an acceleration of the inclusion of deferred compensation in an employee’s income, as well as certain additional taxes, penalties and interest. We intend for our nonqualified deferred compensation arrangement to meet the effective requirements of Section 409A. If any payments to an executive officer are subject to excise tax (or any interest or penalties incurred due to excise tax) imposed by Section 409A of the Internal Revenue Code due to our early payment of deferred compensation following a change in control, the executive officer will be entitled to reimbursement for the amount of the excise tax (plus interest and penalties).

Recovery (Claw Back) of Compensation for Executive Misconduct
Provisions for recovery of already-vested stock compensation due to executive misconduct are included in the 2017 Stock Plan as well as our APS, RTSR and RSU award agreements, which must be signed by executive officers and other employees receiving such awards. Any equity awards that have not yet vested at the time of an executive officer’s separation for cause would not vest and the executive officer would therefore not receive any shares. Additionally, with respect to the APS, RTSR and RSU awards, share awards distributed in the 12 months prior to an executive officer’s separation for cause or breach of the executive officer’s executive employment agreement must be repaid upon our written demand.
In addition, if we determine that an executive officer has engaged in fraudulent or intentional misconduct, resulting in a restatement of our financial results, we intend to take all reasonable and effective actions to recover any portion of performance-based or incentive compensation paid or awarded to the executive that is greater than the amount that would have been paid or awarded if calculated based on the restated financial results.

COMPENSATION COMMITTEE REPORT
The Compensation and Governance Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on its review and discussions with management, the Committee recommended to our Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for fiscal year 2020 and this Proxy Statement.
2020 COMPENSATION AND GOVERNANCE COMMITTEE
Susan B. Frampton (Chair)
Thomas J. Tischhauser
Geoffrey L. Stringer
COMPENSATION RELATED RISK ASSESSMENT
The Board believes that risks arising from our employee compensation program philosophies, policies and practices are not reasonably likely to have a material adverse effect on the Company. Further, the Committee believes that the mix and design of the elements of executive compensation do not encourage management to assume excessive risks, but rather focus the executives on long-term strategic goals and shorter-term objectives and align their interests with those of our shareholders.
The Committee extensively reviewed the elements of executive compensation to determine whether any portion of such compensation encouraged excessive risk-taking and concluded:

•	the cash incentive performance targets are appropriately set to motivate achievement of realistic Company financial goals;

•	performance-based equity awards, including APS awards and RTSR awards, are appropriately linked to Company performance goals and profitability, both short-term and long-term;

•
cash incentives and performance-based equity awards are earned at multiple levels of performance depending on actual results relative to realistic financial targets, rather than an “all-or-nothing” approach;

•	RSU awards generally vest over a three-year period to encourage executive officers to maintain a long-term perspective; and

•
stock ownership guidelines discourage excessive risk-taking, not only by setting reasonable levels of ownership, but also by restricting the ability of officers and directors to hedge or pledge shares in which they have beneficial ownership.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION
SUMMARY COMPENSATION TABLE
The Summary Compensation Table appearing below sets forth information regarding the compensation paid and/or awarded to NEOs for or during the fiscal years ended June 30, 2020, 2019, and 2018, excluding those fiscal years where individuals were not classified as NEOs. For a more thorough discussion of our executive compensation practices, refer to the “Compensation Discussion and Analysis” section of this Proxy Statement.

Name and Principal Position			Bonus	Stock Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
	Year	Salary ($)	($) (1)	($) (2)	($) (3)	($) (4)	($) (5)
(a)	(b)	(c)	(d)	(e)	(g)	(i)	(j)
Kristine L. Juster	2020	$800,000	$214,000	$829,145	$544,000	$106,692	$2,493,837
Chief Executive Officer	2019	$513,888	$426,000	$3,883,966	$481,477	$113,763	$5,419,094
Michelle R. Schroeder	2020	$326,976	$—	$184,900	$125,068	$28,505	$665,449
Executive Vice President, Chief Financial Officer	2019	$326,976	$—	$317,578	$199,456	$31,824	$875,834
	2018	$326,708	$—	$198,528	$163,354	$25,191	$713,781
Mark W. Johnson	2020	$120,000	$75,000	$495,464	$51,000	$9,541	$751,005
Executive Vice President, Chief Legal, Governance Officer & Corporate Secretary
Kourtney L. Smith	2020	$318,846	$—	$175,669	$135,509	$30,827	$660,851
Executive Vice President; President, National Office Furniture	2019	$289,616	$—	$257,430	$243,278	$30,251	$820,575
Lonnie P. Nicholson	2020	$303,016	$—	$176,119	$115,903	$30,431	$625,469
Executive Vice President, Chief Human Resources Officer	2019	$302,900	$—	$438,382	$184,769	$32,909	$958,960
	2018	$300,000	$—	$264,188	$150,000	$24,781	$738,969
Donald W. Van Winkle	2020	$297,831	$—	$—	$—	$1,703,237	$2,001,068
President, Chief Operating Officer	2019	$411,476	$—	$974,874	$271,573	$57,177	$1,715,100
	2018	$411,104	$—	$519,776	$246,662	$41,709	$1,219,251
Julia E. Heitz Cassidy	2020	$175,102	$—	$133,729	$66,976	$541,484	$917,291
Vice President, General Counsel and Secretary, Chief Compliance Officer
__________________

(1)
Ms. Juster received a cash payment of $106,000 in December 2018, $320,000 in June 2019, $107,000 in August 2019 and $107,000 in December 2019 for the purpose of transitioning her into full participation in the Annual Cash Incentive Plan. Ms. Juster was required to be employed by the Company on each payment date in order to receive the applicable payment. Mr. Johnson received a cash payment of $75,000 in February 2020 for the purpose of transitioning him into full participation in the Annual Cash Incentive Plan.

(2)	Stock awards consist of RSU, RTSR, and APS awards, as follows:

•
The compensation reported in the “Stock Awards” column above represents equity-based compensation for each of our NEOs at the grant date fair value and based on the probable level of performance for the applicable performance-based awards, which does not reflect compensation actually received or earned by the NEOs in the respective years.

•
The assumptions used to calculate the grant date fair values are set forth in Note 13 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2020.

•
The following tables set forth the relevant terms of the RSU, RTSR, APS and LTPS awards granted during each fiscal year, and the grant date fair value or incremental fair value, as applicable, included in the “Stock Awards” column for such awards in each such fiscal year:

Restricted Stock Units:
Name	Fiscal Year	Grant Date	Vest Date (1)	Grant Date Fair Value (2)	Fair Value Included in Stock Awards Column
Kristine L. Juster	2020	7/9/2019	6/30/2022	$17.16	$250,279
	2019	11/1/2018	6/30/2019	$16.49	$166,467
		11/1/2018	6/30/2020	$16.49	$250,450
		11/1/2018	6/30/2021	$16.49	$250,450
		11/1/2018	6/30/2021	$16.49	$1,502,734	(3)
Michelle R. Schroeder	2020	7/9/2019	6/30/2022	$17.16	$103,389
	2019	7/2/2018	6/30/2019	$16.39	$31,387
		7/2/2018	6/30/2020	$16.39	$77,476
		7/2/2018	6/30/2021	$16.39	$102,978
	2018	7/6/2017	6/30/2020	$16.76	$25,609
Mark W. Johnson	2020	1/31/2020	6/30/2020	$18.78	$97,506
		1/31/2020	6/30/2021	$18.78	$129,995
		1/31/2020	6/30/2022	$18.78	$129,995
Kourtney L. Smith	2020	7/9/2019	6/30/2022	$17.16	$159,897
	2019	7/2/2018	6/30/2019	$16.39	$23,995
		7/2/2018	6/30/2020	$16.39	$57,316
		7/2/2018	6/30/2021	$16.39	$144,314
Lonnie P. Nicholson	2020	7/9/2019	6/30/2022	$17.16	$129,850
	2019	7/2/2018	6/30/2019	$16.39	$33,993
		7/2/2018	6/30/2020	$16.39	$135,250
		7/2/2018	6/30/2021	$16.39	$135,234
Donald W. Van Winkle	2019	7/2/2018	6/30/2019	$16.39	$113,796
		7/2/2018	6/30/2020	$16.39	$280,466
		7/2/2018	6/30/2021	$16.39	$340,060
	2018	7/6/2017	6/30/2020	$16.76	$59,850
Julia E. Heitz Cassidy	2020	7/9/2019	6/30/2022	$17.16	$118,867
(1) RSU awards do not have performance conditions.
(2) The grant date fair value per share is based on the closing price of our Common Stock as reported by Nasdaq on the grant date.
(3) This grant consists of a one-time, sign-on equity award that cliff vests after three years, which was granted for inducement, retention and continuity purposes for the new CEO.

Relative Total Shareholder Return awards:
Name	Fiscal Year	Grant Date	Vest Date	Grant Date Fair Value per Share (1)	Fair Value Included in Stock Awards Column (2)	Grant Date Fair Value at Maximum Level of Performance (3)
Kristine L. Juster	2020	7/9/2019	6/30/2022	$21.25	$499,991	$999,982
	2019	11/1/2018	6/30/2020	$21.46	$651,890	$1,303,781
		11/1/2018	6/30/2021	$21.49	$652,802	$1,305,603
Michelle R. Schroeder	2020	7/9/2019	6/30/2022	$21.25	$65,386	$130,772
	2019	7/2/2018	6/30/2021	$21.16	$65,406	$130,811
	2018	7/6/2017	6/30/2020	$21.21	$65,390	$130,780
Mark W. Johnson	2020	1/31/2020	6/30/2021	$18.08	$64,997	$129,994
		1/31/2020	6/30/2022	$19.76	$64,991	$129,982
Lonnie P. Nicholson	2020	7/9/2019	6/30/2022	$21.25	$31,323	$62,646
	2019	7/2/2018	6/30/2021	$21.16	$31,317	$62,634
	2018	7/6/2017	6/30/2020	$21.21	$31,009	$62,018
Donald W. Van Winkle	2019	7/2/2018	6/30/2021	$21.16	$108,593	$217,186
	2018	7/6/2017	6/30/2020	$21.21	$108,595	$217,190
(1) The grant date fair value per share was calculated using a Monte Carlo simulation as of the grant date. The Monte Carlo valuation technique involves estimating the movement of stock prices and the effects of volatility, interest rates, and dividends.

(2) The amounts included in the “Stock Awards” column represent the grant date fair value based upon the target level of performance being achieved (which would result in the payout of 100% of the target number of RTSRs granted), which is the level of performance that was deemed probable on each such date. The actual payout for the fiscal year 2018 RTSR awards, which vested on June 30, 2020, was at 100% level for Ms. Juster and at the 89.58% level for Ms. Schroeder, Mr. Nicholson, and Mr. Van Winkle.

(3) Under these awards, a participant will earn from 0% to 200% of the target award depending upon how the compound annual growth rate of our Common Stock ranks within the peer group at the end of the performance cycle. The amounts included in this column represent the grant date fair value of the maximum number of RTSR shares that can be earned.

Performance Share awards:
Name	Fiscal Year	Grant Date	Vest Date (1)	Grant Date Fair Value Per Share (2)	Fair Value Included in Stock Awards Column (3)	Grant Date Fair Value at Maximum Level of Performance (4)
Kristine L. Juster	2020	7/9/2019	6/30/2020 APS	$16.85	$78,875	$157,750
	2019	11/1/2018	6/30/2019 APS	$16.18	$380,084	$760,169
Michelle R. Schroeder	2020	7/9/2019	6/30/2020 APS	$16.85	$16,125	$32,250
	2019	7/2/2018	6/30/2019 APS; August 2019 LTPS	$16.12	$40,332	$56,420
	2018	7/6/2017	6/30/2018 APS; August 2018 LTPS	$16.52	$107,529	$154,793
Mark W. Johnson	2020	1/31/2020	6/30/2020 APS	$18.43	$7,980	$15,960
Kourtney L. Smith	2020	7/9/2019	6/30/2020 APS	$16.85	$15,772	$31,544
	2019	7/2/2018	6/30/2019 APS; August 2019 LTPS	$16.12	$31,805	$46,071
Lonnie P. Nicholson	2020	7/9/2019	6/30/2020 APS	$16.85	$14,946	$29,892
	2019	7/2/2018	6/30/2019 APS; August 2019 LTPS	$16.12	$102,588	$117,483
	2018	7/6/2017	6/30/2018 APS; August 2018 LTPS	$16.52	$233,179	$248,030
Donald W. Van Winkle	2019	7/2/2018	6/30/2019 APS; August 2019 LTPS	$16.12	$131,959	$176,224
	2018	7/6/2017	6/30/2018 APS; August 2018 LTPS	$16.52	$351,331	$484,334
Julia E. Heitz Cassidy	2020	7/9/2019	6/30/2020 APS	$16.85	$14,862	$29,724
(1) APS awards vest after one year, and LTPS awards vest over time, with one-fifth (1/5) of the LTPS award vesting annually over a five-year period. The phase out of our LTPS awards is complete after fiscal year 2019, with the final tranche of LTPS awards vesting in July 2019.

(2) The grant date fair value per share is calculated using the closing price of our Common Stock as reported by Nasdaq on the grant date, reduced by the present value of dividends not payable on outstanding performance shares.

(3) The amounts included in the “Stock Awards” column represent the grant date fair value based upon the target level of performance being achieved (which would result in the payout of 100% of the target number of shares granted), which was the level of performance that was deemed probable on such date.

(4) Represents the grant date fair value of the maximum number of APS shares that can be earned at 200% of target, and the maximum number of LTPS shares that can be earned at 100% of target.

(3)
Amounts consist of cash incentive compensation earned for services rendered in the applicable fiscal year, pursuant to the applicable plans. The amounts are paid in the following fiscal year. For a description of the Annual Cash Incentive Plan and the payout percentages awarded to the NEOs under the Annual Cash Incentive Plan for fiscal year 2020, see “Compensation Discussion and Analysis — Components of Compensation — Annual Cash Compensation — Cash Incentive Compensation.”

(4)
In fiscal year 2020, NEOs received reimbursement for travel to participate in the Executive Preventative Healthcare Program, Company contributions earned for the Retirement Plan and SERP, a de minimus Christmas gift, and group term life insurance. SERP and Retirement Plan Company contribution amounts earned for fiscal year 2020 were $56,083 for Ms. Juster; $19,749 for Ms. Schroeder; $7,313 for Mr. Johnson; $21,087 for Ms. Smith; and $18,299 for Mr. Nicholson. In addition, Ms. Juster received reimbursement for spousal travel which included a tax gross-up of $672 in connection with a sales meeting dinner event.

Also included in this column for fiscal year 2020 were dividends credited on unvested RSUs at a value of $48,993 for Ms. Juster; $6,683 for Ms. Schroeder; $2,228 for Mr. Johnson; $9,540 for Ms. Smith; $8,665 for Mr. Nicholson; $3,729 for Mr. Van Winkle; and $3,839 for Ms. Heitz Cassidy. Dividend amounts were determined based on the number of RSUs multiplied by the Common Stock dividend rate per share for dividend declarations prior to the RSU vesting date during the fiscal year. Dividends on RSUs are paid in share equivalents based on the closing price of our Common Stock as reported by Nasdaq on the RSU vesting date. With the exception of Ms. Juster, our NEOs received the same types of other compensation in fiscal years 2019 and 2018 as they received in fiscal year 2020.
Included in this column are cash payments of $1,698,779 paid upon Mr. Van Winkle’s separation, and $536,512 paid upon Ms. Heitz Cassidy’s separation. Payments were made according to executive employment agreements, as further explained in the “Employment and Change in Control Agreements with NEOs and Potential Payments Upon Termination or Change in Control” section below.

(5)
Ms. Juster’s fiscal year 2019 compensation reflected in the Summary Compensation Table includes one-time transitional cash payments, the grant date fair value of one-time transitional equity awards, as well as a one-time, sign-on equity award that cliff vests after three years, which was granted for inducement, retention and continuity purposes. As a result, the compensation amount identified in the “Total” column is significantly higher than Ms. Juster’s targeted annualized compensation for fiscal 2019 of $2.3 million or the amount of cash and vested equity compensation she realized in fiscal year 2019. The amounts shown for Ms. Juster also include the following compensation she received for her service as an independent member of the Board prior to her appointment as our CEO:

Fiscal Year 2019
Fees Earned or Paid in Cash or Stock Paid in Lieu of Cash (reported in the “Salary” column) (a)	$12,350
Stock Awards - Class B common stock (reported in the “Stock Awards” column) (b)	29,089
Total Director Compensation	$41,439

(a)	Represents the director fees paid in cash and fees for which Ms. Juster elected to receive Common Stock in lieu of cash.

(b)
Represents the stock component of Ms. Juster’s director fees and the portion of her cash director fees required to be paid in Common Stock as a result of her not meeting our stock ownership guidelines.

After her appointment as CEO, she received no additional compensation for her service as a director.
See the “Compensation Discussion and Analysis” section in this Proxy Statement for further information about the material terms of the NEOs’ compensation plans.

GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2020

		Estimated Possible Payouts Under Non-Equity Incentive Plan Award (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (2)	Grant Date Fair Value of Stock and Option Awards (3)
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(l)
Kristine L. Juster
Annual Cash Incentive Plan		$400,000	$640,000	$960,000
APS(4)	07/09/19				—	4,681	9,362		$78,875
RSU	07/09/19							14,585	$250,279
RTSR(5)	07/09/19				—	23,529	47,058		$499,991
Michelle R. Schroeder
Annual Cash Incentive Plan		$—	$147,139	$294,278
APS(4)	07/09/19				—	957	1,914		$16,125
RSU	07/09/19							6,025	$103,389
RTSR(5)	07/09/19				—	3,077	6,154		$65,386
Mark W. Johnson
Annual Cash Incentive Plan		$—	$60,000	$120,000
APS(4)	01/31/20				—	433	866		$7,980
RSU	01/31/20							5,192	$97,506
RSU	01/31/20							6,922	$129,995
RSU	01/31/20							6,922	$129,995
RTSR(5)	01/31/20					3,595	7,190		$64,997
RTSR(5)	01/31/20					3,289	6,578		$64,991
Kourtney L. Smith
Annual Cash Incentive Plan		$—	$159,423	$318,846
APS(4)	07/09/19				—	936	1,872		$15,772
RSU	07/09/19							9,318	$159,897
Lonnie P. Nicholson
Annual Cash Incentive Plan		$—	$136,357	$272,714
APS(4)	07/09/19				—	887	1,774		$14,946
RSU	07/09/19							7,567	$129,850
RTSR(5)	07/09/19				—	1,474	2,948		$31,323
Julia E. Heitz Cassidy
Annual Cash Incentive Plan		$—	$78,796	$157,592
APS(4)	07/09/19				—	882	1,764		$14,862
RSU								6,927	$118,867
_________________
(1) Represents potential cash incentive payments under the Annual Cash Incentive Plan with respect to fiscal year 2020 performance. Except for Ms. Juster, these awards do not contain minimum thresholds. Ms. Juster has a minimum threshold of 50% of her salary for fiscal year 2020. The target amount is a cash incentive payout reflecting the desired level of compensation at risk. See the column captioned “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table for the actual payout amounts under the Annual Cash Incentive Plan for fiscal year 2020 performance. See “Compensation Discussion and Analysis — Components of Compensation — Annual Cash Compensation — Cash Incentive Compensation” for additional information regarding the terms of the Annual Cash Incentive Plan.
(2) Amounts represent the number of RSUs granted to our NEOs. RSUs granted on July 9, 2019 vest on June 30, 2022. RSUs granted on January 31, 2020 vest on June 30, 2020, June 30, 2021 and June 30, 2022. See “Compensation Discussion and Analysis—Components of Compensation—Equity-based Compensation—Restricted Stock Units” for additional information regarding the vesting of these RSUs.

(3) Amounts represent the grant date fair value of the RSUs and the target number of APS and RTSR shares. The grant date fair value of the RSUs granted on July 9, 2019 and January 31, 2020 were calculated using $17.16 and $18.78, respectively, the closing price of our Common Stock as reported by Nasdaq on the grant date. The grant date fair value for the APS shares granted on July 9, 2019 and January 31, 2020 were calculated using the closing price of our Common Stock as reported by Nasdaq on the grant date, reduced by the present value of dividends not payable on outstanding performance shares, resulting in a value of $16.85 and $18.43 per share, respectively. The grant date fair value of the RTSR awards granted on July 9, 2019 was calculated using the Monte Carlo simulation, resulting in a value of $21.25 per share on the grant date. The grant date fair value of the RTSR awards granted on January 31, 2020 was calculated using the Monte Carlo simulation, resulting in a value of $18.08 and $19.76, vesting on June 30, 2021 and June 30, 2022, respectively.

(4)
APS awards were granted on July 9, 2019 and January 31, 2020 for the fiscal year 2020 performance period. For APS awards, the target level is 100% of the shares granted, but a participant can earn 0% for below threshold performance or from a minimum of 50% to a maximum of 200% of the target number of shares depending upon Company performance. See “Compensation Discussion and Analysis — Components of Compensation — Equity-Based Compensation” for additional information regarding the terms of APS awards. Based on fiscal year 2020 performance, none of the target number of shares was earned pursuant to their fiscal year 2020 APS award due to below threshold performance.

(5)
Represents RTSR awards issued pursuant to the 2017 Stock Plan that will vest in future years. For RTSR awards, at the target level of performance, 100% of the shares granted will be earned, but a participant can earn 0% for below threshold performance or from a minimum of 50% to a maximum of 200% of the target number of shares depending upon how the compound annual growth rate of our Common Stock ranks within the peer group at the end of the performance cycle. See “Compensation Discussion and Analysis — Components of Compensation — Equity-Based Compensation” for additional information regarding the terms of RTSR awards. Based on fiscal year 2020 performance, 100% of the target number of shares for Ms. Juster and 89.58% of the target number of shares for Ms. Schroeder, Mr. Nicholson and Mr. Van Winkle was earned pursuant to the RTSR awards granted in fiscal year 2019 for Ms. Juster and fiscal year 2018 for the other NEOs, as follows: 30,377 for Ms. Juster; 2,761 for Ms. Schroeder; 1,309 for Mr. Nicholson; and 4,586 for Mr. Van Winkle.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END 2020

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (1)	Market Value of Shares or Units of Stock That Have Not Vested (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2)
	(#)	($)	(#)	($)
(a)	(g)	(h)	(i)	(j)
Kristine L. Juster	120,903	$1,397,639	53,906	$623,153
Michelle R. Schroeder	12,308	$142,280	6,168	$71,302
Mark W. Johnson	13,844	$160,037	6,884	$79,579
Kourtney L. Smith	18,123	$209,502	—	$—
Lonnie P. Nicholson	15,818	$182,856	2,954	$34,148
Donald W. Van Winkle	—	$—	5,132	$59,326
Julia E. Heitz Cassidy	—	$—	—	$—

_________________
(1) Unvested RSUs and accumulated dividends credited on unvested RSUs consist of the following:

	Stock Award and Grant Date
Name	RSU 1/31/2020	RSU 1/31/2020	RSU 7/9/2019	RSU 7/2/2018	RSU 11/1/2018

Kristine L. Juster
Shares (#)			14,585		106,318
Vesting Date(s)			6/30/2022		6/30/2021
Michelle R. Schroeder
Shares (#)			6,025	6,283
Vesting Date(s)			6/30/2022	6/30/2021
Mark W. Johnson
Shares (#)	6,922	6,922
Vesting Date(s)	6/30/2022	6/30/2021
Kourtney L. Smith
Shares (#)			9,318	8,805
Vesting Date(s)			6/30/2022	6/30/2021
Lonnie P. Nicholson
Shares (#)			7,567	8,251
Vesting Date(s)			6/30/2022	6/30/2021

(2) Calculated using the $11.56 closing price of our Common Stock as reported by Nasdaq on June 30, 2020.

(3) Unearned and unvested equity incentive plan awards consist of the following:

	Stock Award and Initial Grant Date
Name	RTSR 1/31/2020	RTSR 1/31/2020	RTSR 7/9/2019	RTSR 11/1/2018	RTSR 7/2/2018

Kristine L. Juster
Shares (#)			23,529	30,377
Vesting Date(s)			6/30/2022	6/30/2021
Michelle R. Schroeder
Shares (#)			3,077		3,091
Vesting Date(s)			6/30/2022		6/30/2021
Mark W. Johnson
Shares (#)	3,289	3,595
Vesting Date(s)	6/30/2022	6/30/2021
Lonnie P. Nicholson
Shares (#)			1,474		1,480
Vesting Date(s)			6/30/2022		6/30/2021
Donald W. Van Winkle
Shares (#)					5,132
Vesting Date(s)					6/30/2021

Awards disclosed in the tables above represent the number of shares that would be issued assuming target performance for RTSR awards. At the target performance level, 100% of the shares eligible to be received would be issued. For RTSR awards, a participant can earn 0% for below threshold performance or from a minimum of 50% to 200% of the target level depending upon how the compound annual growth rate of our Common Stock ranks within the peer group at the end of the performance cycle.

OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2020

	Stock Awards
	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)

Name
(a)	(d)	(e)
Kristine L. Juster	46,353	$535,841
Michelle R. Schroeder	10,924	$135,681
Mark W. Johnson	5,272	$60,944
Kourtney L. Smith	10,067	$123,175
Lonnie P. Nicholson	15,486	$213,018
Donald W. Van Winkle	10,026	$149,901
Julia E. Heitz Cassidy	23,273	$278,436
_____________

(1)	Shares acquired upon vesting during fiscal year 2020 include:

•	RSU awards granted on July 6, 2017, January 24, 2018, July 2, 2018, November 1, 2018 and January 31, 2020, which vested on June 30, 2020;
•RTSR awards granted on July 6, 2017 and October 31, 2018, which vested on June 30, 2020;
•APS awards granted on July 9, 2019 and January 31, 2020, which vested on June 30, 2020.
•LTPS awards granted on July 2, 2018, which vested July 30, 2019
Shares have not been reduced by the following shares withheld to satisfy tax withholding obligations: Ms. Juster — 13,340 shares; Ms. Schroeder — 3,117 shares; Mr. Johnson — 1,587 shares; Ms. Smith — 2,873 shares; Mr. Nicholson — 4,411 shares; Mr. Van Winkle — 3,118 shares; and Ms. Heitz Cassidy — 6,968 shares.

(2)
The value realized is calculated by multiplying the closing price of our Common Stock as reported by Nasdaq on the vesting date by the number of shares that vested. The RSU, RTSR, and APS awards that vested on June 30, 2020 were valued at the $11.56 closing price of our Common Stock on June 30, 2020. The LTPS awards that vested on July 30, 2019 were valued at the $17.81 closing price of our Common Stock on July 30, 2019.

NONQUALIFIED DEFERRED COMPENSATION IN FISCAL YEAR 2020

	Executive Contributions in Last FY	Registrant Contributions in Last FY	Aggregate Earnings in Last FY	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE
Name	($)(1)	($)(2)	($)(3)	($)	($)(4)
(a)	(b)	(c)	(d)	(e)	(f)
Kristine L. Juster	$—	$32,629	$1,348	$—	$33,977
Michelle R. Schroeder	$26,332	$10,776	$28,298	$—	$576,030
Mark W. Johnson	$—	$—	$—	$—	$—
Kourtney L. Smith	$16,870	$7,670	$10,242	$—	$140,799
Lonnie P. Nicholson	$48,799	$8,905	$44,870	$—	$482,990
Donald W. Van Winkle	$43,362	$19,167	$70,744	$282,600	$1,478,542
Julia E. Heitz Cassidy	$—	$8,866	$9,034	$—	$190,332
_____________

(1)	These amounts are included in the fiscal year 2020 amounts in the “Salary” column of the Summary Compensation Table.

(2)	Represents Company contributions paid in September 2019, which are included in the fiscal year 2019 amounts in the “All Other Compensation” column of the Summary Compensation Table.

(3)	Earnings do not represent above-market or preferential rates, and are not included in the Summary Compensation Table for fiscal year 2020 or prior years.

(4)
The Aggregate Balance is the balance in the NEO’s SERP account as of June 30, 2020. The balance includes executive contributions in fiscal year 2020 and prior fiscal years, which are included in the “Salary” column of the Summary Compensation Table. The balance also includes Company contributions in fiscal year 2020 and prior fiscal years, which are included in the “All Other Compensation” column of the Summary Compensation Table.

Activity disclosed in the table above relates solely to our SERP, which is our only nonqualified deferred compensation arrangement. See “Compensation Discussion and Analysis — Components of Compensation — Other Compensation and Employee Benefits — Nonqualified Deferred Compensation” for further information about the material terms of the SERP.

EMPLOYMENT AND CHANGE IN CONTROL AGREEMENTS WITH NEOS
AND POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
Executive Employment Agreements
We have Executive Employment Agreements with each of our NEOs. Each NEO also has a Change in Control Agreement.
Each of the Executive Employment Agreements with our NEOs is in substantially the same form except as noted herein regarding Ms. Juster’s and Mr. Johnson’s Executive Employment Agreements. Pursuant to the Executive Employment Agreements, if the executive’s employment is terminated by us without Cause (as defined below) or by the executive for Good Reason (as defined below), we will provide compensation and benefits to the executive as follows:
(i)  base salary through the date of termination of employment;
(ii)  any deferred and unpaid cash incentive amounts due for the immediately preceding fiscal year;
(iii) (a) unless the executive’s termination occurs during the one-year period before a Change in Control (as defined below) of the Company or during the two-year period following a Change in Control, severance pay equal to the sum of the executive’s annual base salary at the highest rate in effect during the three years (one year for Mr. Johnson) immediately preceding the last day of employment and the higher of either the executive’s target cash incentive for the period in which the last day of employment occurs or the executive’s average annual cash incentive award for the three annual cash incentive periods immediately preceding the last day of employment (except for Mr. Johnson), plus a reimbursement payment of $50,000 (subject to cost-of-living adjustment) in lieu of continued welfare and fringe benefits (for Mr. Johnson an amount equal to the COBRA premiums for number of months served, but not less than 6 months and not more than 12 months), or (b) if the executive’s termination occurs during the one-year period before a Change in Control or the two-year period following a Change in Control, severance pay is determined by the terms of the Change in Control Agreement;
(iv) reimbursement for outplacement service costs up to $25,000;
(v) payments under the Annual Cash Incentive Plan and all performance-based equity awards previously awarded under the applicable stock plans but not yet vested will vest as if the executive remained employed by the Company and will be paid out in accordance with the terms of the applicable award agreement based on the actual performance results of the Company (for Mr. Johnson the Annual Cash Incentive and performance-based stock awards are prorated for the number of months of the performance period completed), while all service-based stock awards will become fully vested as of the date of separation (for Mr. Johnson service-based stock awards are prorated for the number of months of the service period completed); and

(vi) payment of all SERP benefit amounts, which will become fully vested.
“Cause” means a determination, by at least three-quarters of the members of the Board, that one or more of the following has occurred:

•
the executive’s willful and continued failure to perform substantially the duties of the position or to follow lawful instructions of a senior executive or the Board that continues for five days after the executive receives written notice identifying such failure;

•	the executive’s conviction of a felony or of another crime that reflects adversely on the Company;

•	the executive’s engaging in fraudulent or dishonest conduct, gross misconduct that is injurious to the Company, or any misconduct that involves moral turpitude;

•	the executive’s material breach of obligations under the Executive Employment Agreement or a fiduciary duty to the Company or our shareholders; or

•	the executive’s engaging in activity that constitutes gross negligence as an employee of the Company.
“Good reason” means one or more of the following has occurred:

•	a material adverse change in the nature or scope of the executive’s responsibilities;

•	a reduction in the executive’s base salary rate or annual cash incentive category;

•	a reduction of 5% or more in value of the aggregate benefits provided to the executive and his or her dependents under our employee benefit plans;

•	a significant diminution in the executive’s position, authority, duties or responsibilities;

•	a relocation of the executive’s principal site of employment to a location more than fifty (50) miles from the principal site of employment;

•	failure by the Company to obtain an assumption agreement regarding the executive’s Executive Employment Agreement from any successor of the Company; or

•	in the case of Ms. Juster and Mr. Johnson, a material breach by the Company of its obligations under her Executive Employment Agreement or Change in Control Agreement.
The executive employee is required to give written notice within 90 days of the occurrence of an event constituting “Good Reason” and we will then have 30 days to remedy the occurrence. If we fail to do so, the executive must resign no later than 12 months after the initial occurrence of the event in order to receive a severance payout under the Executive Employment Agreement.
In the event of termination of employment for a reason other than Cause or Good Reason, the executive will receive his or her base salary through the date of termination and will be entitled to any benefits under the regular terms of the welfare, retirement, Annual Cash Incentive Plan, SERP, and equity and incentive plans, except that Ms. Juster (or her estate) also will be entitled to pro-rated vesting of all outstanding cash incentives and equity awards in the event of her death or disability. This provision is contained in the equity award agreements for our other NEOs but is not contained in their Executive Employment Agreements. Ms. Juster’s Executive Employment Agreement also includes a definition of the “Rule of 65,” which applies to any termination of her service with the Company other than for Cause, enabling her to qualify for payouts under the Annual Cash Incentive Plan and equity award agreements as if she had retired upon reaching the age of 55 and having a combination of age plus years of service as an executive officer of the Company equal to or greater than 65. Our 2017 Stock Plan and our Annual Cash Incentive Plan apply this concept as the “Rule of 75” for our other NEOs. If any of our payments to the executive are subject to excise tax (or any interest or penalties incurred due to excise tax) imposed by Section 409A of the Internal Revenue Code due to our early payment of deferred compensation following separation without Cause or resignation for Good Reason, the executive will be entitled to reimbursement for the amount of the excise tax (plus interest and penalties). In addition, the Executive Employment Agreements impose non-competition and non-solicitation obligations on the executives during the term of their employment and for a period of 12 months (or a shorter period, for an executive employed for fewer than 12 months) following termination of employment for any reason.

Separation Benefits
Mr. Van Winkle’s positions as President and Chief Operating Officer were eliminated effective September 30, 2019 as part of our transformation restructuring plan approved by the Board in June 2019. His separation was considered a termination without Cause under his Executive Employment Agreement. Ms. Heitz Cassidy’s separation was considered a termination without Cause under her Executive Employment Agreement. See further information on the amounts received under their employment agreements on page 47.
Change in Control Agreements
Each NEO is a party to a Change in Control Agreement with the Company, the purpose of which is to provide some protection to executive officers so their focus would be on carrying out an effective Change in Control transaction for the benefit of the shareholders rather than on their own wellbeing. It is also a retention tool, such that the executive officer will be less motivated to resign from the Company during a Change in Control time period when their leadership is most needed by the Company. In each Change in Control Agreement, “Change in Control” means the consummation of any of the following:

•
the acquisition, by any one person or more than one person acting as a group, of ownership interests representing more than 50% of the total fair market value or of the total voting power of all ownership interests (the “Majority Ownership”) of the Company, any affiliate of the Company that employs the executive, any entity that has a Majority Ownership of either the Company or such affiliate, or any entity in an uninterrupted chain of Majority Ownership culminating in the ownership of the Company or such affiliate (each, a “Relevant Company”) through merger, consolidation, or stock transfer;

•
the acquisition during any 12-month period, by any one person or more than one person acting as a group, of ownership interests in a Relevant Company possessing 35% or more of the total voting power of all ownership interests in the Relevant Company;

•
the acquisition of ownership during any 24-month period, by any one person or more than one person acting as a group, of 40% or more of the total gross fair market value of the assets of a Relevant Company; or

•
the replacement of a majority of members of the Board during any 12-month period, by members whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election;

provided, however, that any occurrence that does not constitute a change in the ownership or effective control, or in the ownership of a substantial portion of the assets, of a Relevant Entity within the meaning of Section 409A(a)(2)(A)(v) of the Internal Revenue Code and its interpretive regulations does not constitute a “Change in Control.”
If the executive officer’s employment is terminated by us without Cause or by the executive officer for Good Reason during the one-year period before, or the two-year period following a Change in Control of the Company, we will accelerate payment to the executive officer of an amount in cash, shares or a combination thereof equal to the value at the effective date of the Change in Control or the termination of employment, as applicable, of all options, stock appreciation rights, restricted stock, RSUs, performance shares, performance units, and Annual Cash Incentive Plan payments, all of which will become fully vested, with all performance-based awards vesting at 100% of target (except that RTSR awards will vest and Annual Cash Incentive Plan awards will be paid on a pro-rata basis) (1) on the later of the date of termination or the effective date of the Change in Control (the “Termination Date”), the Change in Control (a “Change in Control event”); and (2) on the effective date of the Change in Control without a termination of employment if any successor entity has not assumed our obligations with respect to such awards or has not substituted benefit rights that are at least as favorable to the executive officer as such awards. The executive officer will also become fully vested in the SERP and will receive all benefit amounts under that plan.

In addition, upon a Change in Control event, as soon as practicable following the Termination Date, the executive officer will receive severance pay in a sum equal to two times the sum of the executive’s annual base salary at the highest rate in effect during the three years immediately preceding the last day of employment and the higher of either the executive’s target annual cash incentive for the period in which the last day of employment occurs or the executive’s average annual cash incentive award for the three annual cash incentive periods immediately preceding the last day of employment. The executive officer will also receive a reimbursement amount equal to two times the product of $50,000 and a fraction, the numerator of which is the Employment Cost Index and the denominator of which is the Employment Cost Index for the first calendar quarter of 2015 for welfare and fringe benefit plan reimbursements. The executive will also be eligible for $25,000 in outplacement assistance during the first 12 months after separation from employment. In the event the NEO's employment continues after the effective date of a Change in Control, as an incentive for the NEO to remain as an employee to assist with transition matters, the Company will offer the NEO a retention bonus equal to twenty percent (20%) of the NEO’s annual base salary in effect immediately before the Change in Control, payable three months after the Change in Control, and another twenty percent (20%) of the NEO’s annual base salary payable six months after the Change in Control.
If any of our payments to the executive officer are subject to excise tax (or any interest or penalties incurred due to excise tax) imposed by Section 409A of the Internal Revenue Code due to our early payment of deferred compensation following a Change in Control, the executive officer will be entitled to reimbursement for the amount of the excise tax (plus interest and penalties).
The table below reflects the amount of compensation payable to each of the NEOs in the event of termination of such NEO’s employment or, in certain circumstances described above, upon the consummation of a Change in Control. The amounts shown for the continuing NEOs assume that such termination or Change in Control was effective as of June 30, 2020, and thus includes amounts earned through such time and are estimates of the amounts that would be paid to the NEOs upon their termination or upon such Change in Control. The actual amounts to be paid can only be determined at the time of such NEO’s separation from the Company or at the time of such Change in Control and could therefore be more or less than the amounts set forth below.

	Change in Control(5)	Without Cause or with Good Reason	Retirement(6)	Death and Disability(7)	Other Termination(8)
Kristine L. Juster
Lump Sum(1)	$3,018,718	$1,521,859	N/A	$—	$—
Stock and Incentive Compensation(2)	$2,320,823	$2,633,833	N/A	$1,720,114	$—
Retention Bonus(3)	$320,000	$—	N/A	$—	$—
SERP(4)	$33,977	$33,977	N/A	$33,977	$33,977
TOTAL	$5,693,518	$4,189,669	N/A	$1,754,091	$33,977
Michelle R. Schroeder
Lump Sum(1)	$1,117,921	$571,461	$—	$—	$—
Stock and Incentive Compensation(2)	$309,476	$345,092	$235,963	$235,963	$—
Retention Bonus(3)	$130,790	$—	$—	$—	$—
SERP(4)	$576,030	$576,030	$576,030	$576,030	$576,030
TOTAL	$2,134,217	$1,492,583	$811,993	$811,993	$576,030

	Change in Control(5)	Without Cause or with Good Reason	Retirement(6)	Death and Disability(7)	Other Termination(8)
Mark W. Johnson
Lump Sum(1)	$1,113,718	$437,250	N/A	$—	$—
Stock and Incentive Compensation(2)	$232,302	$56,690	N/A	$107,690	$—
Retention Bonus(3)	$130,000	$—	N/A	$—	$—
SERP(4)	$—	$—	N/A	$—	$—
TOTAL	$1,476,020	$493,940	N/A	$107,690	$—
Kourtney Smith
Lump Sum(1)	$1,123,641	$574,320	N/A	$—	$—
Stock and Incentive Compensation(2)	$354,354	$354,354	N/A	$244,382	$—
Retention Bonus(3)	$128,000	$—	N/A	$—	$—
SERP(4)	$140,799	$140,799	N/A	$140,799	$140,799
TOTAL	$1,746,794	$1,069,473	N/A	$385,181	$140,799
Lonnie P. Nicholson
Lump Sum(1)	$1,045,198	$535,099	$—	$—	$—
Stock and Incentive Compensation(2)	$324,181	$341,243	$230,383	$230,383	$—
Retention Bonus(3)	$121,206	$—	$—	$—	$—
SERP(4)	$482,990	$482,990	$482,990	$482,990	$482,990
TOTAL	$1,973,575	$1,359,332	$713,373	$713,373	$482,990
  _____________

(1)
Payment is calculated based on the executive’s annual base salary as of June 30, 2020 plus cash incentive compensation. The amounts include severance, benefits allowance, and outplacement reimbursement. The Change in Control Agreements also provide that such amounts will be reduced by the amount necessary to avoid federal excise tax on excess parachute payments (Section 4999 of the Internal Revenue Code). We estimate there would be no federal excise tax on excess parachute payments, as the value of payments that are contingent upon a Change in Control would be less than the safe harbor amount, and therefore no reductions were made to these amounts. The computation of the excise tax is complex and is subject to various questions of interpretation. In addition, there is estimated to be no tax liability pursuant to Section 409A of the Internal Revenue Code and, accordingly, no amounts are included for reimbursement of this tax.

(2)
Represents the value of unvested RSU and RTSR awards, the vesting of which would accelerate in certain circumstances depending upon the specified event of termination or upon the consummation of a Change in Control, as well as a pro-rated share of each NEO’s Annual Cash Incentive Plan payout for the fiscal year in which termination occurred, if applicable under the NEO’s employment agreement. There were no APS awards outstanding as of June 30, 2020, because APS awards vested on that date. Awards are valued by multiplying $11.56, the closing price of our Common Stock as reported by Nasdaq on June 30, 2020, by the number of unvested shares that would vest for the specified event of termination or Change in Control. The amount also includes the accrued but unpaid cash incentive compensation due under the Annual Cash Incentive Plan for fiscal year 2020.

These equity awards will vest (i) on the Termination Date upon a Change in Control event for all NEOs; or (ii) upon a Change in Control without a termination if the awards are not assumed; with all service-based awards vesting in full and all performance-based awards vesting at 100% of target (except that the Annual Cash Incentive Plan awards will be paid on a pro-rata basis and the RTSR awards will vest on a pro-rata basis). If our NEOs are terminated without Cause or for Good Reason, our service-based awards will vest in full and our performance-based awards will vest over time as if the executive had remained our employee based on our actual performance (Annual Cash Incentive payout not applicable for Mr. Johnson, and performance-based stock awards prorated for the period of the performance period completed). Because the future vesting amounts for performance-based awards would not have been determinable on June 30, 2020, the amounts set forth in this row under "Without Cause or with Good Reason" for our NEOs assume target performance during the applicable performance cycles. Cash payable under the Annual Cash Incentive Plan will be paid in full within two-and-a-half months after the end of our fiscal year. For payouts and vesting upon death or disability, see Note 7 below.

(3)	Retention bonus is applicable in the event the NEO's employment continues after the effective date of a Change in Control.

(4)
Represents the fully vested SERP balance as of June 30, 2020 reflected in the Nonqualified Deferred Compensation in Fiscal Year 2020 Table included in this Proxy Statement. This amount will be paid in a lump sum after a separation due to a Change in Control, termination without Cause or with Good Reason, or death. In the case of disability and voluntary termination, the amount will be paid pursuant to the election of the NEO. Ms. Schroeder and Mr. Nicholson are currently eligible to retire, as defined by the SERP as attaining age 65 or attaining age 55 with 5 years of service, and therefore SERP balances are shown in the retirement column for only these NEOs.

(5)
The Change in Control payment calculated in this column assumes that the NEO stays for a transition period of six months after the Change in Control to assist with the transition, but thereafter is not employed by the successor company, resulting in the maximum amount of Change in Control payment. If the NEO were to be retained by the successor, the Change in Control payment would be reduced to exclude the severance portion (consisting of the NEO’s annual base salary, targeted cash incentive compensation, benefits allowance, and outplacement reimbursement), and would only include stock and annual cash incentive compensation to the extent that the successor company did not continue these benefits.

(6)
The 2017 Stock Plan and the Annual Cash Incentive Plan define retirement as a termination of continuous service, other than for Cause, occurring at or after the participant has attained the minimum retirement age under the governmental retirement system for the applicable country (age 62 in the United States), or at or after the participant has reached the age of 55 and has a combination of age plus years of continuous service equal to or greater than 75 (“Rule of 75”). However, rather than apply the Rule of 75, Ms. Juster’s Executive Employment Agreement states that she will be eligible to retire upon reaching the age of 55 and having a combination of age plus years of continuous service as an executive officer of the Company equal to or greater than 65.

Because the future vesting amounts for performance-based awards would not have been determinable on June 30, 2020, the amounts set forth in this column assume target performance during the applicable performance periods.
Ms. Schroeder and Mr. Nicholson are retirement eligible at June 30, 2020 under the 2017 Stock Plan and the Annual Cash Incentive Plan.
The amounts also include the accrued but unpaid cash incentive due to Ms. Schroeder and Mr. Nicholson under the Annual Cash Incentive Plan for fiscal year 2020.

(7)
In the event of death or disability, pursuant to the 2003 Stock Plan or the 2017 Stock Plan, as applicable, and the applicable award agreements, a pro-rated portion of RSU awards and a pro-rated portion of any RTSR awards that are earned or deemed to be earned will vest, in each case based on the portion of the applicable restricted period or performance period that the NEO worked prior to his or her death or disability, with the amounts earned or deemed to be earned under the RTSR awards calculated as follows:

•
For RTSR awards, the amounts deemed to be earned in the event of death will equal 100% of the target number of shares and the amounts earned in the event of disability will be calculated based upon actual performance during the applicable performance cycle.

Because the future vesting amounts for performance-based awards would not have been determinable on June 30, 2020, the amounts set forth in this column assume target performance during the applicable performance periods.
The amounts also include the accrued but unpaid cash incentive due under the Annual Cash Incentive Plan for fiscal year 2020.

(8)	Includes termination by the Company for Cause and voluntary resignation by the NEO.
The amounts shown in the table above do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment. These include accrued salary, health benefits, and distribution of account balances under the Retirement Plan.
During fiscal year 2020, the following amounts were paid in conjunction with employment agreements for the separation of Mr. Van Winkle on September 30, 2019 and Ms. Heitz Cassidy on January 13, 2020:
Mr. Van Winkle:

•
Cash payment of $1,698,779, consisting of $690,030 severance calculated based upon annual base salary and annual cash incentive, $55,357 for welfare and fringe benefits, $135,787 for unpaid prior year Annual Cash Incentive, and $817,605 cash paid in lieu of issuance of RSU shares upon vesting.

•
The $817,605 cash paid in lieu of RSU shares was calculated as of Mr. Van Winkle’s separation date based on the vested amount of 41,431 shares, valued at $799,618 at the closing price of $19.30 on his separation date, and $17,987 of accumulated dividends.

•
RTSR awards in the amount of 4,586 shares, valued at $53,014, vested on June 30, 2020 based on our actual performance during fiscal year 2020. Mr. Van Winkle’s remaining RTSR awards in the targeted amount of 5,132 shares vest on June 30, 2021, and are subject to accelerated payment in the event of a Change in Control, or a pro-rated payment in the event of death or disability.

•	Non-competition obligations to the Company remain in effect for a period to end no later than September 30, 2020.
Ms. Heitz Cassidy:

•	Cash payment of $536,512, consisting of $480,749 severance calculated based upon annual base salary and annual cash incentive, and $55,763 for welfare and fringe benefits.

•
Cash payment for current year Annual Cash Incentive of $66,976, based on wages for the period of time of Ms. Heitz Cassidy’s employment during fiscal year 2020 and the level of fiscal year 2020 performance.

•
RSUs outstanding as of Ms. Heitz Cassidy’s separation date vested in the amount of 21,327 shares, valued at $439,976 at the closing price of $20.63 on her separation date, and $9,133 of accumulated dividends.

•	APS awards outstanding as of Ms. Heitz Cassidy’s separation date were not earned due to below threshold performance during fiscal year 2020.

•	Non-competition obligations to the Company remain in effect for a period to end no later than January 13, 2021.
DIRECTOR COMPENSATION
Fiscal Year 2020 Compensation to Non-Employee Directors
All non-employee directors receive compensation as set by our Board. The level of compensation is guided by the following goals: compensation should fairly pay directors for work required by a company of our size and scope; and the structure of the compensation should be transparent, market-competitive, and easy to understand.
Each non-employee Board member receives annual cash compensation of $75,000 and unrestricted shares of Common Stock valued at an aggregate of approximately $75,000, for annual total compensation valued at approximately $150,000, except that if a non-employee director has met his or her stock ownership guidelines, he or she may choose to reduce the value of unrestricted shares received to no less than $50,000, and receive the remainder in cash compensation. The Chair of the Board receives an additional $75,000 for a total of $225,000, while the Chair of the Audit Committee and Chair of the Compensation and Governance Committee each receive an additional $15,000 in compensation per year, for a total of $165,000, due to the additional requirements of their roles. The number of unrestricted shares awarded is determined by averaging the closing price of our Common Stock on the 10 business days prior to the award. The fees are paid and stock awards are issued in quarterly installments.
Based on our stock ownership guidelines, directors are required to receive at least 50% of the cash component of their Board compensation in shares of Common Stock until they attain the minimum level of stock ownership required for a director. Our directors can also elect to receive any or all of the cash component of their compensation in shares of Common Stock under the 2017 Stock Plan. Directors also are reimbursed for travel expenses incurred in connection with attending Board and committee meetings.
The following table, “Non-Employee Director Compensation in Fiscal Year 2020” shows the compensation paid to each of our non-employee directors during fiscal year 2020. A full-time officer who is or becomes a member of the Board does not receive additional compensation for serving as a member of the Board and/or as a member of any of the committees of the Board.

During fiscal year 2020, our non-employee directors received compensation for serving on our Board and committees as follows:
Non-Employee Director Compensation in Fiscal Year 2020

	Fees Earned or Paid in Cash (1)	Stock Awards (2) (3)	Total
Name	($)	($)	($)
(a)	(b)	(c)	(h)
Timothy J. Jahnke	$50,626	$101,297	$151,923
Kimberly K. Ryan	$112,500	$113,958	$226,458
Geoffrey L. Stringer	$100,000	$50,672	$150,672
Thomas J. Tischhauser	$100,000	$50,672	$150,672
Patrick E. Connolly	$115,714	$50,672	$166,386
Susan B. Frampton	$82,500	$83,559	$166,059
Scott M. Settersten	$—	$—	$—
_____________

(1)	Represents fees paid in cash and fees for which the director elected to received Common Stock in lieu of cash, as shown in the following table.

Name	Fees Paid in Cash	Fees Paid in Common Stock in Lieu of Cash at Election of Director (3)
Timothy J. Jahnke	$—	$50,626
Kimberly K. Ryan	$112,500	$—
Geoffrey L. Stringer	$100,000	$—
Thomas J. Tischhauser	$100,000	$—
Patrick E. Connolly	$86,250	$29,464
Susan B. Frampton	$82,500	$—
Scott M. Settersten	$—	$—

(2)
Represents fees paid in Common Stock, consisting of the stock component of directors’ fees and the portion of cash fees required to be paid in Common Stock as a result of directors not meeting the stock ownership guidelines, as shown in the following table.

Name	Stock Component of Director Fees (3)	Fees paid in Common Stock due to not meeting Stock Ownership Guidelines (3)
Timothy J. Jahnke	$50,671	$50,626
Kimberly K. Ryan	$50,671	$63,287
Geoffrey L. Stringer	$50,671	$—
Thomas J. Tischhauser	$50,671	$—
Patrick E. Connolly	$50,671	$—
Susan B. Frampton	$50,671	$32,888
Scott M. Settersten	$—	$—

(3)
Represents the grant date fair value of the shares of unrestricted Common Stock awarded each quarter, which was calculated using the closing price of our Common Stock as reported by Nasdaq as of the payment date of each quarterly directors’ fee, ranging from $10.87 to $20.66.

Board Stock Ownership Guidelines
As discussed under “Compensation Discussion and Analysis — Components of Compensation — Stock Ownership Guidelines,” the Board follows guidelines whereby all members of our Board are expected to own, at a minimum, shares of our Common Stock equal in value to a certain level of times the annual fees earned as a director, excluding additional amounts paid for chair roles. This ownership expectation for directors was increased from three times to four times the annual fees earned as a director, excluding additional amounts paid for chair roles, in October 2018 at the same time that non-employee director compensation was increased due to the expectation that increased responsibilities and compensation should also lead to increased director ownership and greater alignment with our shareholders. The higher four times ownership guideline is not effective until two years after the change per Company policy, and therefore the three times guideline is still in effect as of June 30, 2020. The Board regularly evaluates the stock ownership guidelines and may adjust the ownership requirement as it deems appropriate.
CEO PAY RATIO
As required by Item 402(u) of Regulation S-K, we are providing information about the relationship between the fiscal year 2020 annual total compensation of the employee whose compensation was at the median of all employees of our Company other than our CEO (our median paid employee), and the annual total compensation of our CEO.
For fiscal year 2020, our last completed fiscal year, the annual total compensation of our CEO, Ms. Juster, as reported in the Summary Compensation Table was $2,493,837, while the annual total compensation of our median paid employee was $58,533. We utilized all elements of Ms. Juster’s compensation as reported in the Summary Compensation Table for the period during the fiscal year (i.e., bonus, stock awards and all other compensation).
As permitted under SEC rules, we are using the same median employee for our fiscal year 2020 pay ratio disclosure as we used for our fiscal year 2018 and 2019 pay ratio disclosures because we did not experience any meaningful changes in our employee population or employee compensation arrangements during fiscal year 2020 that we reasonably believe would significantly impact our pay ratio disclosure. See below for information regarding the process we utilized to identify our “median employee.”
Based on this information for fiscal year 2020, we reasonably estimate that the ratio of our CEO’s annual total compensation to the annual total compensation of our median paid employee was 43 to 1. Our pay ratio estimate has been calculated in a manner consistent with Item 402(u) of Regulation S-K.
Our pay ratio was based on the fiscal year 2020 annual total compensation of our median paid employee, determined in the same manner and using the same methodology used to determine the “Total Compensation” shown for our CEOs in the Summary Compensation Table. The elements included in each CEO’s total compensation are fully discussed above in the footnotes to the Summary Compensation Table.
Determining the Median Employee: As of April 1, 2018, our employee population consisted of approximately 2,992 full-time, part-time, temporary and seasonal employees. We elected to exclude all of our employees located in Mexico (82), China (54), Vietnam (10) and Canada (2) from our determination of the median employee pursuant to the de minimis exemption permitted under SEC rules. The median employee was selected from an adjusted employee population of 2,844 employees (excluding our CEO).
We determined our median paid employee by reviewing the total compensation, as defined above, actually paid for the measurement period from April 1, 2017 through March 31, 2018 to our adjusted employee population, excluding our CEO, who were employed by the Company as of April 1, 2018. The compensation of those employees who were employed on April 1, 2018 but who were not employed for the entire measurement period, such as new hires or employees who were on a leave of absence, was annualized.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
The following table summarizes our equity compensation plans as of June 30, 2020:

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plan (excluding securities reflected in first column)
Equity compensation plans approved by shareholders	460,646	(1)	$—	(2)	1,291,209	(3)
Equity compensation plans not approved by shareholders	—		$—		—
Total	460,646		$—		1,291,209
_____________

(1)
Includes 310,558 RSU awards and 150,088 RTSR awards. For performance-based awards, the number of shares assumes the maximum number of shares which the participant is eligible to receive if maximum performance levels are achieved under each award. Based on fiscal year 2020 performance, no APS shares were earned and approximately 48% of the total maximum number of RTSR awards originally granted was earned.

(2)	There is no exercise price for RSU or RTSR awards.

(3)
Represents the number of shares available for issuance under the 2017 Stock Plan after subtracting the maximum number of shares which participants are eligible to receive if maximum performance levels are achieved under each performance-based award. Unearned shares are available for re-issuance under the 2017 Stock Plan as stock options, stock appreciation rights, restricted stock, stock units, and other stock-based awards.

PROPOSAL NO. 3 - RATIFICATION OF THE APPOINTMENT OF OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Deloitte & Touche LLP audited our annual financial statements for the fiscal year ended June 30, 2020. Deloitte & Touche LLP has served as our independent registered public accounting firm since 2002.
Representatives of Deloitte & Touche LLP will be present at the Annual Meeting and will have the opportunity to make a statement and will be available to respond to appropriate questions.
Independent Registered Public Accounting Firm Fees
The following fees were billed from Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited, and their respective affiliates (collectively the “Deloitte Entities”):

Type of Fee	Fiscal Year Ended June 30, 2020	Fiscal Year Ended June 30, 2019
Audit Fees (1)	$748,000	$732,500
Audit-Related Fees (2)	$32,000	$30,943
Tax Fees (3)	$4,297	$2,097
All Other Fees (4)	$1,895	$1,895
Total	$786,192	$767,435
_____________
(1) For both fiscal years 2020 and 2019, “Audit Fees” represent the aggregate fees billed or to be billed by Deloitte & Touche LLP in connection with the audit of our annual financial statements and the review of our financial information included in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.
(2) Audit-related fees for fiscal years 2020 and 2019 consisted primarily of fees billed for the audit of our defined contribution benefit plan.
(3) For both fiscal years 2020 and 2019, “Tax Fees” represent services that include tax compliance and tax consulting.
(4) For both fiscal years 2020 and 2019, “All Other Fees” included fees for an accounting information research tool.
Consideration of Services Provided by the Independent Registered Public Accounting Firm
The Audit Committee approves all audit and non-audit services provided by the independent registered public accounting firm prior to the services being performed. The Audit Committee has established a pre-approval process for services provided by the independent registered public accounting firm which complies with the requirements of the Sarbanes-Oxley Act of 2002. A description of the pre-approval process is attached to this Proxy Statement as Appendix A. The Audit Committee has considered whether all services provided are compatible with maintaining the independent registered public accounting firm’s independence in accordance with this pre-approval process and has determined that such services are compatible.
Ratification of Appointment of Independent Registered Public Accounting Firm
The Audit Committee has appointed Deloitte & Touche LLP to be our independent registered public accounting firm for the fiscal year ending June 30, 2021. They were appointed based upon:

•	performance on past audits, including the expertise of the engagement team;

•	experience, client service, and responsiveness;

•	leadership, management structure, and ethical culture; and

•	the amount of fees charged in relation to scope of work performed.
Ratification is not required by law or our By-laws. We are submitting the appointment of Deloitte & Touche LLP to our shareholders for ratification as a matter of good corporate practice. If the appointment is not ratified, the Audit Committee will consider whether it is appropriate to appoint another independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.
The Board of Directors recommends that our shareholders vote “FOR” ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee of the Board is responsible for providing independent, objective oversight of the Company’s accounting functions, internal control over financial reporting, and financial reporting processes. During the fiscal year ended June 30, 2020,the Audit Committee was comprised of three directors. Effective July 1, 2020, Mr. Settersten was appointed to the Board and joined the Audit Committee. All four current members of the Audit Committee meet the independence and experience requirements of The Nasdaq Stock Market LLC and the Securities and Exchange Commission. All four current members of the Audit Committee also meet the requirements to be considered an “audit committee financial expert.”
Management is responsible for the Company’s accounting functions, internal control over financial reporting, and financial reporting processes. The Company’s independent registered public accounting firm, Deloitte & Touche LLP (“Deloitte”), is responsible for auditing and expressing an opinion in accordance with auditing standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) on the Company’s consolidated financial statements and the effectiveness of the Company’s internal control over financial reporting.
In connection with these responsibilities, the Audit Committee met with management and Deloitte to review and discuss the June 30, 2020 financial statements, including a discussion of the acceptability and quality of the accounting principles, the reasonableness of critical accounting policies, the clarity of disclosures in the financial statements, and such other matters as are required to be discussed with the Audit Committee under standards established by the Securities and Exchange Commission and the PCAOB. The Audit Committee also has received the written disclosures and the letter from Deloitte in accordance with the applicable requirements of the PCAOB regarding Deloitte’s communications with the Audit Committee concerning independence, and has discussed with Deloitte its independence from the Company and management. In addition, the Audit Committee considered whether Deloitte’s independence would be jeopardized by providing non-audit services to the Company.
The Audit Committee reviewed the overall scope of the audits performed by the internal auditor and Deloitte. The Audit Committee met with the internal auditor and Deloitte, with and without management present, to discuss the results of the examinations of the Company’s internal control over financial reporting and the overall quality of the Company’s financial reporting. The Audit Committee also discussed with management and Deloitte, management’s report on, and Deloitte’s report on and audit of, the Company’s internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002. The Audit Committee also met at least twice annually in a separate executive session with only members present.
Based upon the review and discussions referred to above, and relying on the representations of the Company’s management and the independent auditors’ report, the Audit Committee recommended to the Board, and the Board has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended June 30, 2020, filed with the Securities and Exchange Commission.

Respectfully submitted,
THE AUDIT COMMITTEE
Patrick E. Connolly (Chair)
Kimberly K. Ryan
Timothy J. Jahnke
Scott M. Settersten

GENERAL INFORMATION REGARDING THE PROXY AND YOUR VOTING RIGHTS
What is a proxy and a proxy statement?
A proxy is your legal designation of another person to vote the shares you own in our Company on your behalf and in accordance with your direction. The person you designate to vote on your behalf is called a proxy or proxy holder. If you designate another person as your proxy in a written document, that document also is called a proxy or proxy card. A proxy statement is the document that contains information we are required to disclose to you pursuant to the rules of the SEC when we ask you to sign a proxy designating one or more individuals to vote on your behalf or otherwise solicit shareholder votes.
What am I being asked to vote on?
We are asking our shareholders to vote on the following items:

•	Election of two nominees for Class III Directors: Susan B. Frampton and Scott M. Settersten;

•	Advisory (non-binding) vote to approve the compensation paid to our NEOs (“Say on Pay”); and

•	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2021.
Our Board recommends that you vote in favor of each of these matters.
Our Board knows of no other matters that may come up for action at the Annual Meeting. However, if any other matter properly comes before the Annual Meeting, the persons named in the proxy will vote in accordance with their judgment on such matter using the discretionary authority granted in the proxy.
How can I access the proxy statement and voting materials?
On or about September 11, 2020, we mailed to many of our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”) instead of a paper copy of this Proxy Statement and our 2020 Annual Report to Shareholders, which includes our Annual Report on Form 10-K as filed with the SEC for the fiscal year ended June 30, 2020 (our “2020 Annual Report”). The Notice contains instructions on how to access this Proxy Statement and the 2020 Annual Report as well as how to vote online. The Notice also contains instructions on how to request and receive a paper copy of our proxy materials, including this Proxy Statement, our 2020 Annual Report and a proxy card. Using this distribution process conserves natural resources and reduces the costs of printing and distributing these proxy materials. This Proxy Statement, the 2020 Annual Report, the form of the proxy card and voting instructions are being made available to shareholders on or about September 11, 2020 at www.proxyvote.com or www.kimballinternational.com/annual-shareholder-information, where you can click on the “vote now” button.
The SEC’s rules permit us to deliver a single Notice or set of proxy materials to one address shared by two or more of our shareholders. This delivery method is referred to as “householding” and can result in significant cost savings for the Company. To take advantage of this opportunity, we have delivered only one Notice or set of proxy materials to multiple shareholders who share an address, unless we received contrary instructions from the impacted shareholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the Notice or proxy materials, as requested, to any shareholders at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of the Notice or proxy materials, contact Broadridge Financial Solutions, Inc. at 800-542-1061 or in writing at Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717. If you are currently a shareholder sharing an address with another shareholder and wish to receive only one copy of future Notices or proxy materials for your household, please contact Broadridge Financial Solutions, Inc. at the above phone number or address.

Who is entitled to vote?
Shareholders of record who hold shares of our Common Stock (either Class A or Class B) at the close of business on the record date, August 24, 2020, are entitled to receive notice of the Annual Meeting and vote their shares, or have their shares voted by the proxy on their behalf, at the Annual Meeting, or any postponement or adjournment of the Annual Meeting. Shareholders are entitled to one vote per share, and individual votes will be kept confidential, except as appropriate to meet legal requirements.
How do I vote my shares?
If you are a registered shareholder, you may vote your shares by proxy in one of the following ways:

1.	Via the internet by visiting www.proxyvote.com.

2.	By telephone by calling the number on your proxy card, voting instructions or Notice.

3.
By mail if you requested printed materials and received a paper copy of the proxy card, by marking, signing, dating and mailing your proxy card in the prepaid and addressed envelope provided. No postage is required if mailed in the United States. If you vote by internet or telephone, please do not return a signed proxy card by mail.

4.	By voting electronically during the virtual Annual Meeting at www.virtualshareholdermeeting.com/KBAL2020.
See below regarding how to vote if your shares are held by a broker, bank, nominee or other shareholder of record.
What is a “beneficial owner?”
This describes how you own your shares, i.e., your shares are held in “street name” through a bank, broker, nominee or other shareholder of record. For comparison, a “shareholder of record” or a “registered shareholder” holds shares that are registered directly to them through Computershare, Inc., our transfer agent. A beneficial owner will vote their shares through the shareholder of record, which may be their broker, bank, etc.
If you are a beneficial owner, your bank, broker or other nominee, as the record holder of your shares, is required to vote the shares according to your instructions. You should receive instructions from your bank, broker or other nominee on how to vote the shares. If you hold your shares in street name, you must request a legal proxy from your bank, broker or nominee if you would like to vote in person at the Annual Meeting. If you fail to provide voting instructions, your broker, bank or other nominee is only permitted to vote your shares on the proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm. They may NOT vote on the election of directors or the Say on Pay proposal absent instructions from you. Without your voting instructions on such proposals, a “broker non-vote” will occur with respect to these proposals, so please contact the entity that acts as record holder of your shares to ensure that your wishes are carried out in the voting process.
How will my shares be voted?
If you are a shareholder of record and you do not cast your vote, no votes will be cast on your behalf on any of the items of business at the Annual Meeting. All properly delivered proxies will be voted in accordance with the wishes of the shareholder as expressed therein. In the absence of contrary direction, the proxies will be voted “FOR” the election of each of the named nominees to the Board, “FOR” approval of the Say on Pay vote and “FOR” the ratification of the appointment of our independent registered public accounting firm.
As discussed above, if you are a beneficial owner, you must instruct your bank, broker, or nominee as to your wishes for voting on the items listed above or obtain a legal proxy and vote your shares in person at the Annual Meeting.

Can I change or revoke my proxy after I return my proxy card?
The common shares represented by each proxy will be voted in the manner you specified unless your proxy is revoked before it is exercised. You may change or revoke your proxy by:

•	delivering to our Secretary prior to the Annual Meeting a written notice of revocation at Kimball International, Inc., 1600 Royal Street, Jasper, Indiana 47546 Attn: Corporate Secretary;

•	submitting a properly signed proxy card with a later date prior to the Annual Meeting;

•	submitting a vote at a later time via the Internet or telephone up until 11:59 p.m. Eastern Daylight Time the day before the Annual Meeting date; or

•	voting your shares while logged in and participating in the 2020 Annual Meeting.

Will I have to pay to receive proxy materials?
The entire cost of soliciting proxies, including providing these materials, will be borne by our Company. In addition to the use of mail services, proxies may be solicited by personal interview, telephone, and electronic mail by our directors, officers, and employees without extra compensation. We will also reimburse brokerage houses, custodians, nominees, and fiduciaries for actual expenses incurred in forwarding proxy materials to beneficial owners.
When will the 2020 Annual Report be available?
Our 2020 Annual Report is being made available at the same time and by the same method described for the proxy materials. The 2020 Annual Report is not to be considered as part of the proxy solicitation materials or as having been incorporated by reference. Shareholders may receive, without charge, a copy of our Annual Report on Form 10-K for the fiscal year ended June 30, 2020, including financial statements but excluding exhibits, as filed with the SEC. Please address requests for a copy of our Annual Report on Form 10-K for the fiscal year ended June 30, 2020 to our Secretary at Kimball International, Inc., 1600 Royal Street, Jasper, Indiana 47546.
Why are you holding a virtual meeting?

We care deeply about the health and safety of our shareholders and employees, as well as our friends and neighbors in the communities that we serve. After careful consideration, and in light of the COVID-19 pandemic, for the safety of all of our shareholders, associates and the Jasper community where we are headquartered, our 2020 Annual Meeting is being held on a virtual-only basis with no physical location. Our goal for the Annual Meeting is to enable the broadest and largest number of shareholders to participate in the meeting, while providing substantially the same access and exchange with the Board and Management as an in-person meeting. We believe that we are observing best practices for virtual shareholder meetings, including by providing a support line for technical assistance and addressing as many shareholder questions as time allows.
What documentation must I provide to be admitted to the Annual Meeting and how do I attend?
If your shares are registered in your name, you will need to provide your sixteen-digit control number included on your Notice or your proxy card (if you receive a printed copy of the proxy materials) in order to be able to participate in the meeting. If your shares are not registered in your name (if, for instance, your shares are held in “street name” for you by your broker, bank or other institution), you must follow the instructions printed on your Voting Instruction Form. In order to participate in the Annual Meeting, please log on to www.virtualshareholdermeeting.com/KBAL2020 at least 15 minutes prior to the start of the Annual Meeting to provide time to register and download the required software, if needed. The webcast replay will be available at www.virtualshareholdermeeting.com/KBAL2020 until the 2021 Annual Meeting of Shareholders. If you access the meeting but do not enter your control number, you will be able to listen to the proceedings, but you will not be able to vote or otherwise participate.

What documentation must I provide to vote online at the Annual Meeting?

If you are a shareholder of record and provide your sixteen-digit control number when you access the meeting, you may vote all shares registered in your name during the Annual Meeting webcast. If you are not a shareholder of record as to any of your shares (i.e., instead of being registered in your name, all or a portion of your shares are registered in “street name” and held by your broker, bank or other institution for your benefit), you must follow the instructions printed on your Voting Instruction Form.
How do I submit a question at the Annual Meeting?

If you would like to submit a question during the Annual Meeting, once you have logged into the webcast at www.virtualshareholdermeeting.com/KBAL2020, simply type your question in the “ask a question” box and click “submit”.
When should I submit my question at the Annual Meeting?

Each year at the Annual Meeting, we hold a question-and-answer session following the formal business portion of the meeting during which shareholders may submit questions to us. We anticipate having such a question-and-answer session at the 2020 Annual Meeting.
What is the impact on me if I hold Class A Common Stock versus Class B Common Stock?
Your shares have equal voting rights regardless of whether they are Class A Common Stock or Class B Common Stock. Due to the unification of the two classes of Common Stock concurrent with the spin-off of our EMS division, which was effective October 31, 2014, all references in this Proxy Statement to “Common Stock” include both classes of stock unless either Class A Common Stock or Class B Common Stock is clearly identified. Each class of Common Stock now has equal rights, preferences, limitations and restrictions, except that shares of Class A Common Stock must be converted to Class B Common Stock before they can be publicly traded. Each share of Common Stock is entitled to one vote with respect to all matters presented to shareholders at the Annual Meeting.
Our Class A Common Stock was de-registered under the Exchange Act, effective in September 2015. However, this does not affect the rights of shareholders who choose to continue to hold their Class A Common Stock.
We encourage any shareholders that continue to hold Class A Common Stock to convert those shares to Class B Common Stock. Again, Class A Common Stock and Class B Common Stock are now equal in all respects, including voting rights and dividend amounts, except that Class A Common Stock must be converted to Class B Common Stock in order to be publicly traded.

FUTURE SHAREHOLDER PROPOSALS
Proposals to be presented at the 2021 Annual Meeting by Shareholders and included in our Proxy Statement for that meeting must be received by the Company at our principal executive offices, 1600 Royal Street, Jasper, Indiana 47546, no later than May 14, 2021. Such proposals must meet certain requirements under the regulations of the SEC to be included in our Proxy Statement. A shareholder wishing to nominate a candidate for election as a director or to bring any other proposal before the 2021 Annual Meeting of Shareholders (but not include the nomination or proposal in our Proxy Statement), must cause written notice of the proposal to be received by the Secretary of the Company at our principal executive office no earlier than July 9, 2021, and no later than July 29, 2021. The written notice must also meet additional requirements as stated in our By-laws, a copy of which is available upon written request directed to the Secretary of the Company.
SHAREHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS
Shareholders may communicate with a member of the Board by sending comments to a specific director or directors in care of the Secretary of the Company at 1600 Royal Street, Jasper, Indiana 47546, who will ensure delivery, except that correspondence involving marketing, job applications, personal threats or other inappropriate material will not be delivered. The Secretary may also forward the correspondence to the Chair of the Board and/or to one or more departments within the Company if the communication is more appropriately addressed by an employee of the Company. A log of correspondence received and copies of the correspondence are available to any director who wishes to review them.

By Order of the Board of Directors
Mark W. Johnson
Chief Legal, Governance Officer & Corporate Secretary
September 11, 2020

APPENDIX A

APPROVAL PROCESS FOR SERVICES PERFORMED BY
THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Objective
To ensure the independent registered public accounting firm is independent in both fact and appearance with respect to the audit of the financial statements of Kimball International, Inc. (the “Company”).
Process
The Company’s independent registered public accounting firm reports to and is engaged by the Audit Committee of the Company. Prior to the engagement of the independent registered public accounting firm to render services, the services and fees are approved by the Audit Committee. The Audit Committee will not engage the independent registered public accounting firm for any non-audit service that is specifically prohibited by the Securities and Exchange Commission rules on auditor independence, nor will approval be granted for any non-audit service that individually or in the aggregate, in the Audit Committee’s opinion, impairs the independence of the independent registered public accounting firm with respect to the audit of the financial statements of the Company. Pre-approval of services is obtained either (1) by explicit pre-approval of individual services from the Audit Committee or (2) by general pre-approval for certain tax compliance and related tax services.
The Audit Committee has delegated authority to the Audit Committee Chair to grant approval required by this policy for any service engagements that arise between Audit Committee meetings. During the next regularly scheduled Audit Committee meeting, or sooner as appropriate, the Audit Committee Chair updates the full committee of approved independent registered public accounting firm services for informational purposes.
The independent registered public accounting firm has reviewed the policy and believes that the policy will not adversely affect the firm’s independence.

A-1

APPENDIX B

RECONCILIATION OF GAAP TO NON-GAAP MEASURES
The following reconciles net income determined in accordance with U.S. generally accepted accounting principles (“GAAP”) to EBITDA for the fiscal year ended June 30, 2020:

(Amounts in thousands)	Fiscal Year Ended June 30, 2020
Net Income	$41,054
Provision for Income Taxes	15,076
Income Before Taxes on Income	56,130
Interest Expense	79
Interest Income	(1,641)
Depreciation	15,107
Amortization	2,402
Restructuring Impairment	3,881
EBITDA	$75,958

For fiscal year 2020, the following adjustments were made to EBITDA to determine annual cash incentive payouts under the plan:

EBITDA	$76.0	(Amounts in Millions)

Adjustments to EBITDA:
Pre-tax restructuring expense	2.3
The Compensation and Governance Committee (the “Committee”) decided that the impact of restructuring actions should be spread over a two year period to align with the period over which benefits are expected to accrue. Therefore it is necessary to increase EBITDA for half of the total restructuring incurred in FY20, and the remaining half will impact the FY21 incentive calculation. The restructuring adjustment does not factor in the impairment portion of restructuring expense because the EBITDA metric excludes non-cash impairment charges.

Pre-tax retirement income	(0.3)
The Committee decided that certain retirement accrual adjustments should be excluded from the Annual Cash Incentive Plan payout computation because the income was generated from adjustment of the retirement plan discretionary employer contribution to a lower level and this income would have unequally benefited participants in the Annual Cash Incentive Plan.

Adjusted EBITDA used for Annual Cash Incentive Plan	$78.0

B-1

The following table reconciles net income determined in accordance with U.S. GAAP to adjusted non-GAAP net income for the fiscal year ended June 30, 2020, explaining the adjustments made to net income to determine the return on invested capital percentage for the Annual Performance Share award. Return on invested capital used for the Annual Performance Share calculation is a key performance indicator calculated as: [(Earnings Before Interest, Taxes, Amortization, and 50% of Restructuring Expense) multiplied by (1 minus Effective Tax Rate)] divided by (Total Shareholders’ Equity plus Net Debt).

Net Income	$41.1	(Amounts in Millions)

Adjustments to Net Income:
Pre-tax Net Interest Income	(1.6)	The Annual Performance Share calculation uses a Return on Invested Capital performance metric, which excludes net interest income/expense.
Pre-tax intangible amortization	1.2	The Annual Performance Share calculation uses a Return on Invested Capital performance metric, which excludes intangible amortization expense.
Pre-tax restructuring expense	4.2
The Committee decided that the impact of restructuring actions should be spread over a two year period to align with the period over which benefits are expected to accrue. Therefore net income is adjusted to exclude half of the total restructuring incurred in fiscal year 2020, and the remaining half will impact fiscal year 2021 incentive calculations.

Tax Effect of Adjustments	(1.0)
Adjusted Net Income used to calculate return on invested capital percentage for the Annual Performance Share program	$43.9

B-2

VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

KIMBALL INTERNATIONAL, INC. ATTN: JIM KRODEL 1600 ROYAL STREET JASPER, IN 47546
During the Meeting - Go to www.virtualshareholdermeeting.com/KBAL2020

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	☒
KEEP THIS PORTION FOR YOUR RECORDS

KIMBALL INTERNATIONAL, INC.		DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR EACH OF THE FOLLOWING CLASS III DIRECTORS TO SERVE FOR A THREE-YEAR TERM:	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1. Election of Directors	☐	☐	☐
Nominees

01) Susan B. Frampton
02) Scott M. Settersten

The Board of Directors recommends you vote FOR proposals 2 and 3:	For	Against	Abstain

2. APPROVE, BY A NON-BINDING, ADVISORY VOTE, THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS.	☐	☐	☐

3. RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2021.	☐	☐	☐

NOTE: In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice & Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.
---------------------------------------------------------------------------------------------------------------------------------------------------------
KIMBALL INTERNATIONAL, INC.
PROXY
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
I appoint Kristine L. Juster and Michelle R. Schroeder, or either of them, each with full power of substitution, as Proxies to vote all shares of common stock of Kimball International, Inc. standing in my name on its books at the close of business on August 24, 2020, at the annual meeting of its Shareholders to be held via a virtual on-line platform accessible at www.virtualshareholdermeeting.com/KBAL2020, at 9:30 A.M., Eastern Daylight Time, on Tuesday, October 27, 2020, and at any adjournments thereof with respect to the matters on the reverse side. I hereby revoke any proxy heretofore given.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF EACH OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, FOR THE APPROVAL, BY A NON-BINDING, ADVISORY VOTE, OF THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS, AND FOR THE RATIFICATION OF THE APPOINTMENT OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2021.

Continued and to be signed on reverse side